Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

EQUITY PURCHASE AGREEMENT

between

LAPMASTER WOLTERS LIMITED,

Nano Dimension LTd.

and,

solely for purposes of Sections 7.6 and 9.15,

LAPMASTER GROUP HOLDINGS LLC

Dated as of July 7, 2022

i

5.15	Company Products	25
5.16	Open Source	25
5.17	Insurance	26
5.18	Real Property	26
5.19	Employees and Contractors	26
5.20	Benefit Matters	27
5.21	Environmental Matters	28
5.22	Taxes	29
5.23	Brokers	30
5.24	Governmental Grants	30
5.25	Foreign Corrupt Practices	30
5.26	Sanctions; Export/Import	30
5.27	Customers	31
5.28	Bankruptcy	31
5.29	Bank Accounts	31
5.30	Related Party Transactions	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		31

6.1	Existence and Power	31
6.2	Authorization	31
6.3	Enforceability	31
6.4	Governmental and Third Party Authorizations	31
6.5	Non-contravention	31
6.6	Brokers	31
6.7	Investment Representations	32
6.8	Solvency	32

ARTICLE VII COVENANTS		32

7.1	Access to Books and Records	32
7.2	Indemnification; Directors and Officers Insurance	32
7.3	No Additional Representations	33
7.4	Public Announcements	33
7.5	Tax Matters	33
7.6	Sales Support Services	34

ARTICLE VIII INDEMNIFICATION		35

8.1	Survival	35
8.2	Indemnification for Benefit of Buyer	35
8.3	Indemnification for Benefit of Seller	35
8.4	Certain Limitations	35
8.5	Indemnification Procedures	37
8.6	Exclusive Remedies	38
8.7	Specific Performance	38
8.8	Tax Treatment of Indemnity Payments	38

ii

ARTICLE IX MISCELLANEOUS		39

9.1	Notices	39
9.2	Amendments and Waivers	39
9.3	Expenses	40
9.4	Successors and Assigns	40
9.5	Governing Law	40
9.6	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	40
9.7	Counterparts	40
9.8	No Third Party Beneficiaries	41
9.9	Entire Agreement	41
9.10	Disclosure Schedules	41
9.11	Captions	41
9.12	Severability	41
9.13	Interpretation	41
9.14	Conflicts of Interest; Privilege	42
9.15	Non-recourse	42
9.16	Prevailing Party	42
9.17	Release	43
9.18	Seller Release	43

Schedules

Schedule 1.1(a)	Permitted Liens

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Accounting Manual
Exhibit C	Form of Transfer Deed

iii

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of July 7, 2022, is by and among Lapmaster Wolters Limited, a private limited company incorporated in England and Wales (“Seller”), Nano Dimension Ltd., an Israeli limited company (“Buyer”), and, solely for purposes of Section 9.15, Lapmaster Group Holdings LLC, an Illinois limited liability company (“Lapmaster Group Holdings”).

RECITALS

A. Seller owns all of the issued and outstanding equity interests (collectively, the “Equity Interests”) of Formatec Holding B.V., a Dutch private limited company (the “Company”).

B. The Company owns all of the issued and outstanding equity interests (collectively, the “Subsidiary Equity Interest”) of each of Admatec Europe B.V., a Dutch private limited company (“Admatec”), and Formatec Technical Ceramics B.V., a Dutch private limited company (“Formatec”).

C. Seller desires to sell and transfer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Equity Interests on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Manual” means the accounting manual set forth on Exhibit B attached hereto.

“Acquired Companies” means, collectively, the Company, Admatec and Formatec and each, individually, an “Acquired Company.”

“Adjustment Escrow Amount” means [*].

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Ancillary Documents” means the Escrow Agreement and the other agreements, instruments and documents delivered at the Closing pursuant to this Agreement.

“Books and Records” means books of account, general, tax, financial and operating records, invoices and other documents, records and files of the Acquired Companies.

“Business Day” means a day other than a Friday, Saturday, Sunday or other day on which commercial banks located in New York NY and/or Amsterdam, the Netherlands are required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated March 1, 2022, entered into by Lapmaster Group Holdings and Buyer for the benefit of Seller.

“Contract” means any legally binding agreement, contract, lease, sublease, license, commitment or arrangement.

“COVID-19” means the infectious disease caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and known as “COVID-19.”

“Data Protection Laws” means all laws (whether of the U.S., United Kingdom, EEA or any other jurisdiction) relating to the use, protection and privacy of Personal Information (including, without limitation, the privacy of electronic communications) which are from time to time applicable to any Acquired Company (or any part of its business), including the European Union’s General Data Protection Regulation and the Data Protection Act 2018.

“Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Employee” means any employee of any Acquired Company (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Employee Plan” means each benefit or compensation plan, program, policy, agreement, contract or arrangement that is sponsored, maintained, administered or contributed to, or required to be contributed to, by any Acquired Company, including the Share Appreciation Agreement.

“Environmental Laws” means any Law relating to worker health and safety (to the extent relating to Hazardous Materials), pollution, or protection of the environment (including but not limited to air, water, soil, land organisms and ecosystems) or natural resources, including: (a) all Laws pertaining to any legal requirement for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, (b) all Laws pertaining to the protection of the health and safety of employees, and (c) all other limitations, restrictions, prohibitions, contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder.

“Environmental Permits” means any license, permit, consent, authorization, certificate, registration and exemption which is issued, granted or required under Environmental Law which is material to the business of the Acquired Companies as currently conducted.

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation or other equity securities convertible into, exchangeable for or carrying the right to acquire shares of capital stock of such corporation (including any stock option, stock purchase, restricted stock unit, stock appreciation, or other equity or equity based incentives) and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise or other equity securities convertible into, exchangeable for or carrying the right to acquire such ownership interests.

“Escrow Amount” means the aggregate amount of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Fraud” means intentional common law fraud, as limited by this definition and specifically excluding constructive fraud, negligent fraud, equitable fraud, unfair dealings fraud, promissory fraud, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence, and “Fraud” will only be found to exist if the Person subject to the claim of fraud is found, as determined by a final non-appealable judgment of a court of competent jurisdiction, to have made an affirmative, material, untrue statement of fact with respect to a representation or warranty in Article IV, Article V or Article VI of this Agreement (in each case, as modified and limited by the Disclosure Schedules), which representation or warranty was (a) made with actual knowledge of the falsity thereof (as opposed to any fraud claim based on negligence, recklessness, imputed or constructive knowledge, statute or other theory), (b) intended to deceive or mislead the Person claiming fraud, and (c) such Person claiming fraud was actually deceived or misled. The Person claiming fraud hereunder has the burden of proving fraud.

“GAAP” means the Netherlands’ generally accepted accounting principles as historically applied by the Acquired Companies.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, and any arbitral body (public or private).

“Hazardous Materials” means (a) any substance that is listed or defined as “hazardous”, “toxic”, “radioactive”, a “pollutant,” “contaminant,” “explosive” “arcinogenic”, “ignitable”, “corrosive”, “reactive” or words of similar import under any applicable Environmental Law, or otherwise harmful to living things or the environment, including any admixture or solution thereof, and including asbestos, polychlorinated biphenyls; petroleum or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, silica, acids, metals and solvents; and/or (b) underground storage tank, whether empty, filled or partially filled with any substance as referred to under (a) above.

“Income Taxes” means Taxes imposed on or measured or determined with reference to gross or net income, profits or receipts (however denominated), including franchise and withholding Taxes if and to the extent imposed in lieu of Taxes denominated as “income” Taxes (but not including, for the avoidance of doubt, any sales, use, real or personal property, transfer or similar Taxes).

“Income Tax Liability Accrual” means an amount equal to the aggregate liability for unpaid Income Taxes of the Acquired Companies that are first due to be paid after the Closing Date with respect to the Pre-Closing Tax Periods, and disregarding any transactions outside the Ordinary Course of Business taken by the Acquired Companies on the Closing Date but after the Closing at the direction of Buyer and its Affiliates, provided that such direction does not arise from a requirement to comply with applicable Law (such requirement as reasonably determined by Buyer and Seller).

“Income Tax Return” means any Tax Return in respect of Income Taxes.

“Indebtedness” means, without duplications, any of the following: (a) any Liability for payment of money, whether long-term or short-term, whether or not deferred, for the repayment of money borrowed or owed, to a bank, to a shareholder, to another financial institution, institution, to a Governmental Entity (including Taxes, without duplications), or a third party; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations as lessee under capital leases; (d) any guaranty of any of the foregoing; (e) any accrued and unpaid interest, fees and other expenses owed with respect to the foregoing, including prepayment penalties; (f) the deferred purchase price of property other than accounts payable of an Acquired Company incurred in the Ordinary Course of Business;(g) all obligations secured by any Lien (other than a Permitted Lien) on property owned, and (f) Tax Liabilities of the Acquired Companies (including the Income Tax Liability Accrual) with respect to Pre-Closing Tax Periods. Indebtedness shall not include undrawn letters of credit, surety bonds and similar instruments, obligations owed by an Acquired Company to another Acquired Company or any indebtedness incurred at the direction of Buyer or any of its Affiliates. For the avoidance of doubt, “Indebtedness” shall not include any items included within “Current Liabilities” or “Transaction Expenses” so as to avoid duplication or “double counting.”

“Indemnity Escrow Amount” means [*].

“Intellectual Property” means, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and/or all countries foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (b) all trademarks, service marks, trade names, and Internet domain names, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all published and unpublished works of authorship (including databases and software), and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including confidential ideas, research and development, know how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all other intellectual property rights or proprietary rights arising under the Laws of any jurisdiction in the world; and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“IFRS” means International Financial Reporting Standards.

“Labour Costs” means any payment obligation in cash or in kind to any manager or other provider of services, employee, former employee or third party in respect of the provision of services or employment, or termination of services or employment of any manager or other provider of services, employee or former employee, due and payable by an Acquired Company prior to Closing.

“Larger Transaction Activities” means, with respect to a transaction for the sale, assignment or transfer (whether by operation of law or otherwise and whether directly or indirectly) of all or a significant portion of the equity securities, assets or division(s)/business line(s) of Lapmaster Group Holdings and its direct or indirect Subsidiaries to any purchaser, including one or more Affiliates of Lapmaster Group Holdings, (a) conducting due diligence, reviewing due diligence requests and providing materials and information, and taking part in due diligence related communications and meetings, (b) undertaking and/or complying with non-disclosure provisions, and (c) reviewing and preparing transaction documents, including disclosure schedules.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, whether or not the same is required to be accrued on the financial statements of such Person.

“Law” means any statute, law (including common law), act, code, Order, ordinance, rule, directive, circular or general policy rule or regulation of any Governmental Entity, in each case, that is legally binding.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, license, security interest, security right (zekerheidsrecht) or other limited right (beperkt recht), attachment (beslag), retention of title, prejudgment attachment or attachment in execution, option, right of first refusal, hypothecation or any other similar encumbrance in respect of such property or asset. For the avoidance of doubt, “Lien” shall exclude any restrictions on transfer under U.S securities Laws and any terms and conditions of any Organizational Document of any Acquired Company.

“Losses” means liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees and expenses, penalties, fines, costs, Taxes, judgments, settlements, compromises, assessments, and other professional fees and expenses directly and actually incurred in connection with any pending or threatened proceeding, injunction, judgment, order, decree, or ruling or enforcement of rights hereunder, and whether or not deriving out of a third party claim; provided, however, that “Losses” shall not include (i) punitive or exemplary damages except to the extent paid to a third party (but includes fines imposed by a Governmental Entity), or (ii) any indirect, consequential, incidental, remote, speculative or special damages.

“Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or operations of the Acquired Companies, or the consummation of the transactions contemplated by this Agreement taken as a whole; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse change, event, or development arising from or relating to: (a) general business, industry or economic conditions, (b) local, regional, national or international political or social conditions, including national emergencies or acts of war, or any natural or man-made disaster or acts of God, or any epidemics, pandemics (including with respect to COVID-19), outbreaks, or any other national or international calamity or crisis, (c) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) any failure of any Acquired Company to meet any projections or forecasts (provided, that this clause (d) shall not prevent a determination that any change, event, or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such change, event, or development is not otherwise excluded from determining whether there is a Material Adverse Effect)), (e) changes in GAAP, (f) changes in Laws, (g) the taking of any action required under this Agreement, (h) the announcement of the transactions contemplated by this Agreement, or (i) any breach of this Agreement by Buyer and/or any of its Affiliates.

“Material Contract” means any of the Contracts listed on Section 5.9(a) of the Disclosure Schedules.

“Measurement Time” means 12:01 a.m. Central Time on the Closing Date.

“Notary” means any civil law notary (notaris) of CMS Derks Star Busmann N.V., or such civil law notary’s substitute.

“Open-Source License” means any license meeting the Open-Source Definition (as promulgated by the Open-Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to as “open source software” (as promulgated by the Open Source Initiative), or under a similar licensing or distribution model (including but not limited to, as applicable, the GNU General Public License, GNU Lesser General Public License, Library General Public License, Lesser General Public License, Mozilla Public License, Eclipse Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, PHP License and the Apache License, Berkeley Software Distribution license, Open Source Initiative license, MIT).

“Open-Source Materials” means any software or other Intellectual Property subject to an Open-Source License and/or as otherwise distributed as “free software”.

“Order” means any award, injunction, judgment, decree or writ, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Entity of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business of any Acquired Company consistent with its past practices; provided, that any actions (or inactions) taken to comply with quarantine, “shelter in place,” “stay at home,” social distancing, mandatory shut down or closure, sequester or any other law, order, directive or guidelines by any Governmental Entity or that any Acquired Company reasonably believes necessary or appropriate in response to COVID-19 shall be deemed to be in the Ordinary Course of Business.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business no principal subject matter of which is Tax but which contains customary Tax indemnification provisions.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, bylaws, articles of organization, memorandum and articles of association, partnership agreement, stockholders agreement, limited liability company agreement, formation agreement, joint venture agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Other Foreign Investment Review Laws” means any Laws designed to prohibit, restrict or regulate actions or transactions on the grounds of national security or other public policy of any country other than the United States.

“Permit” means any authorization, approval, consent, certificate, license, permit, registration or franchise of or from any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes that are not yet due or payable or which are being contested in good faith and for which appropriate reserves have been taken in accordance with GAAP, (b) statutory Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business, (c) Liens and encroachments which do not materially interfere with the present use of the properties they affect, (d) Liens created by or through Buyer, (e) Liens in respect of any obligations as lessee under capitalized leases, and (f) Liens set forth on Schedule 1.1(a).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Personal Information” means data in the control of an Acquired Company that relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address or other online contact information, unique government-issued identifier, bank account number or credit card number, or unique identifier, including unique mobile device identifier, I.P. address, screen name or cookie identifier.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy Rights” mean rights respecting (i) privacy generally, (ii) the obtaining, storing, using or transmitting of Personal Information of any type, whether via electronic means or otherwise, and (iii) use of spyware and adware.

“Real Property” means any land, buildings, structures, improvements or fixtures in which any Acquired Company possesses an estate or interest (including a leasehold or subleasehold estate or other right to use or occupy the same).

“Related Party” means: (a) any stockholder of the Seller and/or its Affiliates; (b) any officer and/or director of any Acquired Company or Seller; (c) any corporation which is an Affiliate of and/or a Subsidiary of Lapmaster Group Holdings, or (d) any trust or other Person in which any one of the Persons referred to in clauses (a) through (c) above holds (or in which more than one of such Persons collectively hold), beneficially (under applicable Dutch law) or otherwise, a material voting, proprietary, financial or equity interest.

“Representatives” of any Person shall mean the directors, managers, managing members, general partners, officers, employees, consultants, financial advisors, counsel, accountants and other representatives and agents of such Person.

“Seller’s Knowledge” or any similar phrase means the actual knowledge of [*] after due inquiry.

“Share Appreciation Agreement” means the Stock Appreciation Rights Agreement, dated as of March 2018, by and between [*] and the Company.

“Software” means computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), systems and databases, firmware, data files, source and object codes, tools, user interfaces, web sites, manuals and all versions thereof and other specifications and all documentation, information, knowledge bases and know-how relating to any of the foregoing.

“Source Code” means, collectively, source code, system specifications, design or programming materials and documentation expressed in a human-readable form with respect to any Software, system, knowledge base or database.

“Specified Indebtedness” means, to the extent unpaid as of the Measurement Time, the Indebtedness of the Acquired Companies other than amounts related to capital leases.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, private limited company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Suit” means any suit, litigation, arbitration and/or other dispute resolution proceeding, whether initiated and/or threatened by any Person, and whether by or before any Governmental Entity or arbitrator.

“Tax” or “Taxes” means all applicable federal, state, provincial, local and foreign net or gross income, profits, franchise, gross receipts, environmental, customs duty, capital stock, VAT, municipality tax, payroll withholding taxes, personal income tax, social security contributions, severance, stamp, payroll, sales, employment, unemployment, disability, use, personal and real property (tangible and intangible), withholding, excise, production, transfer, alternative minimum, value added and other charges in the nature of tax (including, for the avoidance of doubt) liabilities pursuant to the 1990 Dutch Tax Collection Act (Invorderingswet 1990) whenever and wherever imposed (whether imposed by way of a withholding or deduction for on account of tax or otherwise) and interest and penalties relating thereto.

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including, without limitation, the Dutch Belastingdienst).

“Tax Returns” means any return, declaration, report, claim for refund, statement, form, or information return or statement relating to Taxes, including any schedule or supporting information, or attachment thereto, and including any amendment thereof, that is required to be filed with any Governmental Entity.

“Tax Sharing Agreement” means any Tax allocation, Tax sharing or similar agreement.

“Transaction Deductions” means all deductions or expenses incurred by any Acquired Company as a result of or in connection with the transactions contemplated by this Agreement (including deductions related to repayment of Specified Indebtedness, the payment of any bonus or similar payments in whole or in part included in the Transaction Expenses as a result of the consummation of the transactions contemplated by this Agreement (but excluding any “double trigger” payment obligations or obligations arising as a result of any Contract or Employee Plan following the date hereof, and the Share Appreciation Agreement and/or any social and fringe benefits derived thereto payment of other Transaction Expenses and the payment of any fees or other costs and expenses associated with the transactions contemplated by this Agreement).

“Transaction Expenses” means (a) all of the fees and expenses, including commissions and finders fees incurred or subject to reimbursement (whether accrued for or not) by the Acquired Companies in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, accountants or other advisors which, in each case, are unpaid as of the Measurement Time and (b) amounts payable or subject to reimbursement by any Acquired Company related to any transaction or retention bonuses, change-of-control payments (including the Share Appreciation Agreement and all related social and fringe benefits), severance payments, or other similar payments made to any current or former Employee or officer, director or individual service provider of an Acquired Company as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby (including the employer portion of any payroll, social security, social and/or fringe benefits, unemployment or similar Taxes imposed on or paid in connection with such amounts), but excluding any “double trigger” payment obligations or obligations arising as a result of any Contract or Employee Plan following the Closing. For the avoidance of doubt, “Transaction Expenses” shall not include any items included within “Current Liabilities” so as to avoid duplication or “double counting.”

“Transfer Deed” means the notarial deed of transfer to be executed before the Notary by which the Equity Interests shall be transferred to Buyer, attached hereto in the agreed form as Exhibit C.

“Transfer Taxes” means sales, use, transfer, real property, value added, recording, documentary, stamp, registration, stock transfer Taxes and any other similar Taxes, including any penalties or interest (or addition to Tax) with respect to such Taxes.

“U.S.” or “United States” means the United States of America.

TERMS DEFINED ELSEWHERE IN THIS AGREEMENT

Defined Term	Section

Accountants	Section 2.3(f)
Adjustment Escrow Account	Section 2.4
Admatec	Preamble
Agreement	Preamble
Balance Sheet Date	Section 5.7(a)
Buyer	Preamble
Cash	Section 2.3(a)(i)
CBA	Section 5.9(a)(xi)
Claims	Section 9.17
Closing	Section 3.1
Closing Date	Sections 3.1
Closing Payment	Section 3.2
Closing Schedule	Section 3.3(a)(i)
Closing Statement	Section 3.3(d)
Company	Preamble
Company Systems	Section 5.13(d)
Covered Party	Section 9.8
Current Assets	Section 2.3(a)(ii)
Current Liabilities	Section 2.3(a)(iii)
Direct Claim	Section 8.5(c)
Enterprise Value	Section 2.2
Equity Interests	Preamble
Escrow Agent	Section 2.4
Escrow Agreement	Section 3.3(a)(iii)
Estimated Cash	Section 2.3(b)
Estimated Net Working Capital	Section 2.3(b)
Estimated Purchase Price	Section 2.3(b)
Estimated Specified Indebtedness	Section 2.3(b)
Estimated Statement	Section 2.3(b)
Estimated Transaction Expenses	Section 2.3(b)
Example Net Working Capital Calculation	Section 2.3(a)(iv)
Final Closing Statement	Section 2.3(f)
Financial Statements	Section 5.7(a)
Formatec	Preamble
Fundamental Representations	Section 8.1
General Enforceability Exceptions	Section 4.2
Governmental Approvals	Section 4.3
Highly Paid Employees	Section 5.19(a)
Indemnified Party	Section 8.4
Indemnifying Party	Section 8.4
Indemnity Escrow Account	Section 2.4
Indemnity Escrow Termination Date	Section 2.4
Katten	Section 9.14(a)
Mini-Basket	Section 8.4(a)
Most Recent Balance Sheet	Section 5.7(a)
Net Working Capital	Section 2.3(a)(v)
Nonparty Affiliates	Section 9.16
Pending Claims	Section 2.4
Protest Notice	Section 2.3(e)
Purchase Price	Section 2.2
Seller	Preamble
Target Net Working Capital	Section 2.3(a)(vii)
Tax Attribute	Section 8.5(d)
Third-Party Claim	Section 8.5(a)
Threshold	Section 8.4(a)

Article II
PURCHASE AND SALE

2.1 Purchase and Sale of the Equity Interests. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, and accept the transfer of, all of Seller’s right, title and interest in and to the Equity Interests free and clear of all Liens other than Permitted Liens.

2.2 Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Equity Interests (the “Purchase Price”) shall be (a) $12,696,000 (the “Enterprise Value”), plus (b) Cash, plus (c) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 2.3 exceeds Target Net Working Capital, minus (e) the amount, if any, by which Target Net Working Capital exceeds the Net Working Capital as finally determined pursuant to Section 2.3, minus (f) the aggregate amount of the Specified Indebtedness, and minus (g) the aggregate amount of the Transaction Expenses.

2.3 Estimates and Adjustments.

(a) Definitions.

(i) “Cash” means, as of the Measurement Time, the amount of all cash and cash equivalents of the Acquired Companies as determined in accordance with GAAP as historically applied by the Acquired Companies based on the Accounting Manual and, to the extent not already reflected in cash and cash equivalents, all cash deposits (including cash deposit with any financial, banking, lending or other similar institution as recorded in banking statements, but excluding any Restricted Cash).

(ii) “Current Assets” means any and all current assets of the Acquired Companies reflected in the balance sheet accounts (and only the balance sheet accounts) set forth on the Example Net Working Capital Calculation, in each case, prepared and calculated in accordance with in accordance with GAAP as historically applied by the Acquired Companies based on the Accounting Manual using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology used in the preparation of the Example Net Working Capital Calculation. For the avoidance of doubt, Current Assets shall (y) exclude any assets with respect to Cash and (z) exclude Tax assets of the Acquired Companies (including Income Tax assets).

(iii) “Current Liabilities” means any and all current liabilities of the Acquired Companies reflected in the balance sheet accounts (and only the balance sheet accounts) set forth on the Example Net Working Capital Calculation, prepared and calculated in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology used in the preparation of the Example Net Working Capital Calculation. For the avoidance of doubt, Current Liabilities shall (y) exclude any liabilities with respect to Restricted Cash, Specified Indebtedness, Transaction Expenses and (z) exclude Tax Liabilities of the Acquired Companies (including the Income Tax Liability Accrual) with respect to Pre-Closing Tax Periods. For the avoidance of doubt, any credit card payables (or accrued but unpaid liabilities due with respect to any credit card) will be treated as Current Liabilities rather than Indebtedness, all, in accordance with GAAP as historically applied by the Acquired Companies based on the Accounting Manual.

(iv) “Example Net Working Capital Calculation” means the GAAP based example calculation included in the Accounting Manual.

(v) “Net Working Capital” means the difference between the book value of the Current Assets and the book value of the Current Liabilities (positive or negative), in each case, as of the Measurement Time. Notwithstanding anything to the contrary herein, for purposes of determining Net Working Capital, (A) no assets or liabilities shall reflect any changes in such assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence (including Tax consequences) of the transactions contemplated hereby; (B) the determination shall be based solely on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any fact, event, change, circumstance, act or decision occurring at or after the Closing; (C) shall be prepared as if the Measurement Time occurs at the end of an accounting and Tax period (unless otherwise specified in the Accounting Manual).

(vi) “Restricted Cash” means as of the Measurement Time, any cash that is not freely usable by the Acquired Companies because it is subject to express contractual restrictions and/or limitations on use or distribution by applicable Law, contracts or otherwise.

(vii) “Target Net Working Capital” means [*].

(b) Closing Estimate. Prior to the Closing Date, Seller has prepared and delivered to Buyer a statement (the “Estimated Statement”) setting forth an estimated calculation of the Purchase Price (the “Estimated Purchase Price”), including (i) the Net Working Capital (the “Estimated Net Working Capital”) based on the accounting manual included in the Example Net Working Capital Calculation, (ii) Cash (the “Estimated Cash”), (iii) Specified Indebtedness (the “Estimated Specified Indebtedness”), and (iv) Transaction Expenses (the “Estimated Transaction Expenses”) and each of the components thereof.

(c) Closing Statement. As soon as reasonably practicable, but not later than one hundred and twenty (120) days following the Closing Date, Buyer shall prepare and deliver to Seller an audited statement with GAAP applied (the “Closing Statement”) setting forth Buyer’s good faith calculation of (i) Net Working Capital, (ii) Cash, (iii) Specified Indebtedness, and (iv) Transaction Expenses and each of the components thereof and reasonably detailed supporting documents for the calculation of such amounts.

(d) Reasonable Access. Upon receipt of the Closing Statement, Seller and its Representatives shall be given reasonable on-site access to or copies of (as Seller shall request), for the purpose of evaluating the Closing Statement: (i) all of the Books and Records, work papers, trial balances and other materials relating to the Closing Statement and (ii) Buyer’s and each Acquired Company’s personnel and accountants.

(e) Protest Notice. Within thirty (30) days following delivery of the Closing Statement, Seller may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Seller may have as to the Closing Statement setting forth in reasonable detail the amount(s) in dispute; provided, however, that such thirty (30) day period shall toll during any time that Buyer fails to comply with Section 2.3(d). If Seller fails to deliver a Protest Notice on or before the date which is thirty (30) days following delivery of the Closing Statement (or applicable later date if such period is tolled), the Net Working Capital, Cash, Specified Indebtedness, and Transaction Expenses as set forth on the Closing Statement, shall be final, binding and non-appealable.

(f) Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.3(e), Seller and Buyer shall promptly endeavor in good faith to resolve any disagreement as to the Closing Statement. If Buyer and Seller are unable to resolve in writing any disagreement as to the Closing Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then the amounts in dispute will be promptly referred to PwC (the “Accountants”) for final arbitration, which arbitration shall be completed within thirty (30) days after the matter is submitted to the Accountants, and which arbitration shall be final, binding and non-appealable. The Accountants shall act as an arbitrator to determine, based solely on presentations and submissions by Buyer and Seller (which presentations and submissions shall be made to the Accountants no later than fifteen (15) business days after the engagement of the Accountants), and not by independent review, only those amounts still in dispute, in each case, in accordance with the definitions set forth herein. The Accountants shall not assign a value to any component of Purchase Price that is higher or lower than the values set forth by Buyer and Seller in the Closing Statement and Protest Notice, as applicable. Buyer and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter. The fees and expenses of the Accountants shall be allocated between Buyer and Seller (as determined by the Accountants) so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Accountant) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer; provided that any retainer or upfront engagement fee shall initially be paid in equal portions by Buyer and Seller and Buyer or Seller, as applicable, shall reimburse the other as necessary to accomplish the split of fees set forth in the immediately preceding sentence. The term “Final Closing Statement,” as used in this Agreement, shall mean the Closing Statement if deemed final in accordance with Section 2.3(e) or the definitive Closing Statement agreed to in writing by Seller and Buyer or resulting from the determinations made by the Accountants in accordance with this Section 2.3(f).

(g) Payment. Within five (5) days of the determination of the Final Closing Statement:

(i) if the Estimated Purchase Price is greater than the Purchase Price set forth on the Final Closing Statement, then such difference shall be deducted from the Adjustment Escrow Account and paid to Buyer, by wire transfer of immediately available funds to an account designated by Buyer; or

(ii) if the Estimated Purchase Price is less than the Purchase Price set forth on the Final Closing Statement, then Buyer shall pay to Seller such difference, which difference shall be paid by wire transfer of immediately available funds to the account or accounts designated in writing by Seller.

(h) Adjustment Escrow Release. Within five (5) days after the determination of the Final Closing Statement, Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing it to disburse all of the funds in the Adjustment Escrow Account as follows: (A) to Buyer, the amount (if any) payable to Buyer under Section 2.3(g)(i) and (B) to Seller, the amount equal to all of the funds in the Adjustment Escrow Account, minus the amount (if any) payable to Buyer under Section 2.3(g)(i).

(i) Exclusive Remedy. Other than in the case of Fraud with respect to the calculation of the Purchase Price, or any part thereof, the process and source of recovery set forth in this Section 2.3 shall be the sole and exclusive remedy of the parties hereto for any disputes related to items required to be included or reflected in the calculation of Purchase Price, regardless of whether any underlying facts and circumstances related to such items constitute a breach of any representations or warranties set forth herein.

2.4 Escrow. At the Closing, Buyer will deposit or cause to be deposited the Escrow Amounts by wire transfer of immediately available funds with Wilmington Trust (the “Escrow Agent”), with such funds to be held by the Escrow Agent in two (2) segregated, non-interest bearing accounts. The Adjustment Escrow Amount will be held in a separate account (the “Adjustment Escrow Account”) to secure the obligations of Seller under Section 2.3. The Indemnity Escrow Amount shall be held in a separate account (the “Indemnity Escrow Account”) to secure the indemnification obligations of Seller under Article VIII. The Escrow Amounts, as adjusted pursuant to the terms hereof, shall only be released by the Escrow Agent pursuant to joint written instructions executed by Buyer and Seller pursuant to this Agreement and the Escrow Agreement or by a final, non-appealable order of a court of competent jurisdiction. The Adjustment Escrow Amount shall be distributed in accordance with Section 2.3(g). On the date that is eighteen (18) months after the Closing Date (the “Indemnity Escrow Termination Date”), Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to an account or accounts designated by Seller, an amount equal to (a) all amounts then remaining in the Indemnity Escrow Account, minus (b) the aggregate amount of any claims for indemnifiable Losses properly and timely made by Buyer pursuant to Article VIII prior to such date that have yet to be paid, are in dispute or as to which any Third-Party Claims are pending (in each case, “Pending Claims”). The applicable amount of any Pending Claims as of the Indemnity Escrow Termination Date shall continue to be held by the Escrow Agent in the Indemnity Escrow Account until such time as each such Pending Claim is resolved, at which time the amount of such Pending Claim shall be disbursed to Seller and/or Buyer from the Indemnity Escrow Account in accordance with the resolution of such Pending Claim. Within five (5) days after the resolution of each Pending Claim, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to disburse the amount remaining in the Indemnity Escrow Account with respect to such Pending Claim in accordance with the resolutions of such Pending Claim. The parties hereto agree that any fees of the Escrow Agent shall be borne equally by Buyer and Seller. Such fees that are payable by Seller on the Closing Date shall be deducted from the amount payable by Buyer pursuant to Section 3.2. As between Buyer and Seller, in the event of any discrepancy between this Section 2.4 and the Escrow Agreement, this Section 2.4 shall control.

Article III
CLOSING

3.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur by electronic exchange of signature pages and documents, including the execution of the Transfer Deed at the offices of the Notary, on the date hereof (the “Closing Date”) or at such other place as the parties hereto shall mutually agree in writing.

3.2 Payment of the Closing Payment. At the Closing, Buyer shall pay or cause to be paid to Seller an aggregate amount (the “Closing Payment”) equal to (A) the Enterprise Value, plus (B) Estimated Cash, plus (C) the amount, if any, by which the Estimated Net Working Capital exceeds Target Net Working Capital, minus (D) the amount, if any, by which Target Net Working Capital exceeds the Estimated Net Working Capital, minus (E) the Estimated Specified Indebtedness, minus (F) the Estimated Transaction Expenses and minus (G) the Escrow Amounts by means of a wire transfer to an account designated by Seller.

3.3 Closing Deliveries.

(a) Deliveries by Seller to Buyer. At the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following:

(i) a schedule (the “Closing Schedule”) setting forth (A) each item of Specified Indebtedness including the amount and payee thereof, and (B) each outstanding Transaction Expense including the amount and payee thereof, which shall have been provided to Buyer at least one (1) Business Day prior to the Closing Date;

(ii) a payoff letter, on the applicable payor’s standard form (if any), from each holder of Specified Indebtedness specifying that upon receipt of the funds stated therein, the Liens arising thereunder, if any, will be released;

(iii) an escrow agreement, in the form attached as Exhibit A hereto, with respect to the Escrow Amounts, dated the Closing Date (the “Escrow Agreement”), duly executed by Seller and Escrow Agent;

(iv) the Third Party Consents listed on Section 3.3(a)(iv) of the Disclosure Schedules; and

(v) a copy of the resolutions of the governing authority of Seller, authorizing the execution and delivery of this Agreement and performance by Seller of the transactions contemplated hereby.

(b) Deliveries by Seller to the Notary. At the Closing Date, Seller shall deliver or cause to be delivered to the Notary the following:

(i) the Company’s original shareholders register, in which the transfer of the Equity Interests shall be registered; and

(ii) a power of attorney, duly executed by Seller and the Company, together with a apostille and/or authority confirmation statement as reasonably required by the Notary in respect of the execution of the Transfer Deed.

(c) Deliveries by Buyer to the Notary. At the Closing Date, Buyer shall deliver or cause to be delivered to the Notary a power of attorney duly executed by Buyer, together with an apostille and/or authority confirmation statement as reasonably required by the Notary in respect of the execution of the Transfer Deed.

(d) Deliveries by Buyer to Seller. At the Closing Date, Buyer shall deliver or cause to be delivered to Seller the following:

(i) the Escrow Agreement, duly executed by Buyer; and

(ii) a copy of the resolutions of Buyer’s governing body, certified by an appropriate officer of Buyer as having been duly and validly adopted and being in full force and effect as of the Closing Date, authorizing the execution and delivery of this Agreement and performance by Buyer of the transactions contemplated hereby.

(e) Payment of Specified Indebtedness and Transaction Expenses. At the Closing, Buyer shall, on behalf of Seller and the Acquired Companies, pay (i) the amounts reflected in the payoff letters described in Section  3.3(a)(ii) above to the lenders (or agent or other representative therefor) named therein in the manner set forth therein, and (ii) the Transaction Expenses reflected in the Closing Schedule to the obligees thereof.

(f) Right to Withhold. The Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as the Escrow Agent is required to deduct or withhold therefrom under applicable law with respect to Tax obligations of any country having jurisdiction over the Escrow Agent, with respect to such payment. To the extent that such amounts are so withheld by the Escrow Agent (i) such withheld amounts shall be timely remitted by the Escrow Agent, to the applicable Governmental Entity; (ii) the Escrow Agent shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld; and (iii) as between the parties hereto, such withheld amounts, or any amounts withheld by the Escrow Agent as a result of applicable law, if any, shall, to the extent timely remitted to the Escrow Agent, be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid.

3.4 Execution of Transfer Deed. At the Closing, Buyer and Seller shall execute and cause the Notary to execute the Transfer Deed. The parties shall ensure that the Company acknowledges the transfer of the Equity Interests by co-signing the Transfer Deed.

3.5 Registry. Following the execution of the Transfer Deed, Buyer shall cause the Notary to register the transfer of the Equity Interests in the shareholders’ register of the Company and deliver the register to Buyer and update the information to be registered with the Dutch Chamber of Commerce (Kamer van Koophandel).

3.6 Notarial Independence. The Notary is a civil law notary with CMS Derks Star Busmann N.V. Seller acknowledges that CMS Derks Star Busmann N.V. may advise and act on behalf of Buyer and its Affiliates with respect to this Agreement and to any agreements and/or any disputes related to or resulting from this Agreement; provided, however, Buyer shall cause CMS Derks Star Busmann N.V. to act independently in the course of carrying out its notarial responsibilities with respect to the Transfer Deed.

Article IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as follows, as of the Closing:

4.1 Existence and Authorization. Seller is a private limited liability company, duly formed and validly existing under the Laws of England and Wales. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby (a) are within Seller’s company powers and (b) have been duly authorized by all necessary company action on the part of Seller. Seller has all requisite company power and authority to own, operate and lease its properties and carry on its business as currently conducted.

4.2 Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law (the “General Enforceability Exceptions”).

4.3 Non-contravention. Except for the clearances, approvals, consents and notices of Governmental Entities (including under Other Foreign Investment Review Laws) set forth on Section 4.3 of the Disclosure Schedules (the “Governmental Approvals”), the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, will not (i) violate the Organizational Documents of Seller, or (ii) violate any Law or Order applicable to Seller, except in the case of the foregoing clause (ii), for such violations that would not prevent or delay the consummation of the transactions contemplated by this Agreement.

4.4 Title to Equity Interests. Seller is the sole legal and, under applicable Dutch Law, beneficial (juridische en economische eigenaar), owner of all of the Equity Interests set forth on Section 4.4 of the Disclosure Schedules. The Equity Interests constitute one hundred percent (100%) of the entire issued and outstanding share capital of the Company and are free and clear of all Liens (other than Liens under the Organizational Documents of the Company or transfer restrictions under applicable U.S securities Laws), and subject to obtaining the Governmental Approvals, Seller has full right, power and authority to transfer such Equity Interests to Buyer, free and clear of any Liens (other than Liens under the Organizational Documents of the Company or transfer restrictions under applicable U.S securities Laws). Save for the Equity Interests, no Person other than Seller, whether directly, or beneficially (under applicable Dutch Law), has any right concerning the Equity Interests of any Acquired Company (except for Lapmaster Group Holdings that under US law is deemed to have indirect ownership, but solely in its capacity as the parent company of the Seller, of the Equity Interests of the Acquired Companies but no direct rights with regard to or in connection of the Equity Interests).

4.5 Litigation. There is no Suit pending or, to Seller’s Knowledge, threatened against Seller, nor is Seller subject to any outstanding Order that, in any case, would prevent, hinder or materially delay the consummation of the transactions contemplated by this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ACQUIRED COMPANIES

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as of the date hereof, as follows, as of the Closing:

5.1 Existence and Power. Each Acquired Company is an entity duly formed and validly existing under the Laws of its jurisdiction of incorporation or formation, has all requisite company power and authority required to own and lease its property and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign entity, in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to be so qualified or in good standing, or to have such power and authority, has not had and would not reasonably be expected to have a Material Adverse Effect. No decision has been made by Seller or any Acquired Company to dissolve or liquidate any of the Acquired Companies and no Order is pending in respect of such dissolution or liquidation.

5.2 Governmental and Third Party Authorizations. Except as set forth on Section 5.2 of the Disclosure Schedules, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity (including under Other Foreign Investment Review Laws) and/or party to any Contract is required to be made or obtained in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby (the “Third Party Consents”).

5.3 Non-contravention. Subject to obtaining the Third Party Consents set forth on Section 5.2 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, will not (i) violate the Organizational Documents of any Acquired Company, (ii) violate any Law applicable to any Acquired Company, (iii) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of any Acquired Company, under any Material Contract, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, except in the case of the foregoing clauses (ii) and (iii), for such violations that would not prevent, hinder or delay the consummation of the transactions contemplated by this Agreement.

5.4 Subsidiary Equity Interests. The Company is the sole legal and, under applicable Dutch Law, beneficial (juridische en economische eigenaar) owner of the Subsidiary Equity Interests. The Subsidiary Equity Interests constitute one hundred percent (100%) of the entire issued and outstanding share capital of Admatec and Formatec, respectively.

5.5 Capitalization; Subsidiaries.

(a) All of the Equity Interests and the Subsidiary Equity Interests have been duly authorized, validly issued, fully paid up and are at the Closing free of any Liens (other than Liens under the Organizational Documents of the applicable Acquired Company or transfer restrictions under applicable U.S securities Laws). Except as set forth in Section 5.5(a) of the Disclosure Schedules or as set forth in the applicable Acquired Company’s Organizational Documents, there are no agreements restricting the transfer of, or affecting the rights of any holder of, the Equity Interests and there are no pre-emptive rights on the part of any holder of any Equity Securities and no outstanding options, warrants, rights, equity appreciation, phantom equity or other agreements or commitments of any kind obligating any Acquired Company, contingently or otherwise, to issue or sell any of its Equity Securities. Except for the Organizational Documents of the Acquired Companies and except as set forth in Section 5.5(a) of the Disclosure Schedules, (i) there are no agreements with respect to the voting of any equity interests of the Acquired Companies or which restrict the transfer of any such equity interests and (ii) there are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any equity interests or any other securities of any Acquired Company.

(b) Except for the Company’s ownership of Admatec and Formatec, no Acquired Company owns any stock, partnership interest, joint venture interest or other equity interest in any corporation, limited liability company, trust, partnership, joint venture or other entity. Except as set forth on Section 5.5(b) of the Disclosure Schedules, there are no outstanding preemptive rights, options, warrants, rights, equity appreciation, phantom equity or other agreements or commitments of any kind obligating the Company, contingently or otherwise, to issue or sell any Equity Securities. Except as set forth on Section 5.5(b) of the Disclosure Schedules, the copies of the Organizational Documents of the Acquired Companies, in each case as amended as of the date hereof and made available to Buyer, are true, complete and correct, and no amendments thereto are pending.

5.6 Corporate Documents and Registration. Except as set forth on Section 5.6 of the Disclosure Schedules:

(a) all particulars, resolutions, authorizations and other documents that any Acquired Company is required to publish or file or deliver to any relevant authority in each such jurisdiction in which each of the relevant Acquired Companies conducts its business have been correctly executed and duly published, filed or delivered within the appropriate time period allowed, in each case in all material respects.

(b) each Acquired Company is duly registered in the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel). The information set out in such register is accurate in all material respects.

(c) all statutory books and registers (including but not limited to shareholders’ registers (aandeelhoudersregister)) of each of the Acquired Companies include all information currently required by Law in all material respects. The Acquired Companies have not received written notice, nor to Seller’s Knowledge has any allegation been made that any of them is incorrect or should be rectified, except to the extent rectified prior to the date hereof.

5.7 Financial Statements.

(a) Attached to Section 5.7(a) of the Disclosure Schedules are copies of the following financial statements (collectively, the “Financial Statements”): (i) the compiled balance sheet of each of Admatec and Formatec as of December 31, 2019, December 31, 2020 and December 31, 2021, and the related statements of operations, equity and cash flows for the annual periods then ended; and (ii) the unaudited balance sheet of each of Admatec and Formatec as of April 30, 2022 (the “Most Recent Balance Sheet” and such date, the “Balance Sheet Date”) and the related statements of operations and cash flows for the four (4)-month period then ended.

(b) The Financial Statements present fairly, in all material respects, the financial position of Admatec and Formatec at the dates thereof and the results of operations and cash flows of Admatec and Formatec for the periods then ended, as applicable, in accordance with GAAP, except (i) as may be disclosed in the notes thereto, (ii) that the unaudited Financial Statements are subject to year-end adjustments, and lack the footnote disclosure otherwise required by GAAP and (iii) as set forth on Section 5.7(b) of the Disclosure Schedules.

(c) Other than as reflected or reserved against in the Financial Statements, no Acquired Company has any liabilities that would be required to be reflected on a balance sheet under GAAP, except (i) liabilities arising in the Ordinary Course of Business since the Balance Sheet Date (including, without limitation, accounts payable and accrued compensation that have been incurred by any of the Acquired Companies since the Most Recent Balance Sheet), (ii) Transaction Expenses, (iii) executory obligations under Contracts (other than Liabilities relating to any breach of contract), (iv) Specified Indebtedness, (v) Current Liabilities and (vi) liabilities set forth on Section 5.7(c) of the Disclosure Schedules.

5.8 Absence of Certain Changes. As of the date hereof, except as disclosed in Section 5.8 of the Disclosure Schedules, since the Balance Sheet Date:

(a) except in connection with the Larger Transaction Activities, each Acquired Company has conducted its business only in the Ordinary Course of Business;

(b) except in connection with the Larger Transaction Activities, no Acquired Company has entered into any Contract outside the Ordinary Course of Business;

(c) no Acquired Company has made or pledged to make any charitable contribution;

(d) there has not been any change, event, or development that has had, or would reasonably be expected to have, a Material Adverse Effect;

(e) no Acquired Company has sold, leased, transferred, assigned, abandoned, permitted to lapse, or otherwise disposed of any of its material assets (tangible or intangible), other than in the Ordinary Course of Business;

(f) no Acquired Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property other than non-exclusive licenses in the Ordinary Course of Business;

(g) no Acquired Company has incurred or guaranteed any material Indebtedness (other than draws under a revolving line of credit or performance bond and advance payment guarantees in the Ordinary Course of Business);

(h) no Acquired Company has made or authorized any material change in any Organizational Document of any Acquired Company;

(i) no Acquired Company has issued, sold, or otherwise disposed of any of its Equity Securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Securities;

(j) no Acquired Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any of its property;

(k) no Acquired Company has (i) negotiated, modified, extended, or entered into any CBA or (ii) recognized or certified any labor union, labor organization, works council, other employee representative body or group of employees as the bargaining representative for any employees of the Acquired Companies;

(l) no Acquired Company has made any commitment nor entered into any Contract for the grant and/or increase and/or amendment of any salaries, consideration and/or any other remuneration (including indemnification, bonuses, expense reimbursement) to any manager, employee, consultant or former employee or consultant other than in the Ordinary Course of Business;

(m) no Acquired Company has agreed in writing to do any of the foregoing;

(n) no Acquired Company acquired (including by merger, consolidation or the acquisition of any equity interest or assets), leased or licensed any asset from any other Person in excess of $50,000, except in the Ordinary Course of Business;

(o) no Acquired Company formed any Subsidiary or acquired any equity interest or other interest in any other entity;

(p) no Acquired Company made any loan, advance or capital contribution to, or investment in, any other Person except another Acquired Company;

(q) no Acquired Company has entered into any joint venture, partnership or profit sharing Contract;

(r) no Acquired Company has (A) changed any of its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable except in compliance with GAAP or applicable Law, or (B) offered to discount the amount of any account receivable, in each case except in the Ordinary Course of Business;

(s) no Acquired Company has canceled, compromised, waived, relinquished or released any right or claim other than in the Ordinary Course of Business;

(t) no Acquired Company has changed any of its methods of accounting or accounting practices in any material respect except in compliance with GAAP or applicable Law;

(u) no Acquired Company (A) made, changed or rescinded any material election relating to Taxes, (B) settled or compromised any claim, controversy or Suit relating to material amounts of Taxes, (C) except as required by applicable Law, made any material change to (or made a request to any taxing authority to change) any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amended, refiled or otherwise revised any previously filed material Tax Return, or foregone the right to any amount of material refund or rebate of a previously paid Tax, (E) entered into or terminated any material agreements with a Taxing Authority relating to Tax liabilities, (F) prepared any material Tax Return in a manner inconsistent with past practices, (G) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of material amounts of Taxes, (H) requested a ruling with respect to material amounts of Taxes, or (I) made or claimed any material refund or credit of Tax in connection with any relief provisions related to COVID-19 for Tax purposes and

(v) no Acquired Company commenced or settled any Suit.

5.9 Material Contracts.

(a) Section 5.9(a) of the Disclosure Schedules contains a list, as of the date hereof, of each Contract (other than customer purchase orders) pursuant to which any Acquired Company has any executory rights or obligations that:

(i) (A) requires aggregate payment of $100,000 or more to or from an Acquired Company during the one year period beginning on the date hereof and (B) cannot be terminated by such Acquired Company without penalty with less than ninety (90) days’ notice;

(ii) is an agreement pursuant to which an Acquired Company leases, subleases, occupies or otherwise uses any Real Property (the “Real Property Leases”);

(iii) involves payments based on sharing profits or revenues of any Acquired Company or that creates an alliance, referral or reseller relationship or a partnership or joint venture;

(iv) is an agreement with any officer, director or Employee of an Acquired Company with annual base compensation in excess of $100,000 and severance or other post-termination or termination triggered payments in excess of statutory requirements, other than an Employee Plan;

(v) restricts an Acquired Company from engaging, or competing with any Person, in any line of business in any geographic area;

(vi) is with an Affiliate of an Acquired Company;

(vii) relates to the acquisition or disposition of any business (whether by merger, sale of capital stock, sale of assets or otherwise);

(viii) provides for any proxy and/or power of attorney;

(ix) relates to Indebtedness that will not be repaid at the Closing;

(x) is for capital expenditures or the acquisition of fixed assets in excess of $100,000;

(xi) is a collective bargaining agreement (or other Contract) with any labor union, works council, labor organization or other employee representative body (each, a “CBA”);

(xii) (A) imposes by its terms a Lien on any Acquired Company’s assets (other than a Permitted Lien); (B) creates, incurs or guarantees any Indebtedness of any Acquired Company to any other Person, or (C) under which an Acquired Company guarantees the indebtedness of a third party;

(xiii) grants exclusive rights of any type or scope;

(xiv) provides for indemnification by an Acquired Company for the benefit of its directors or officers;

(xv) contains “most favored nation” provisions or any similar preferred pricing provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xvi) is entered into with any Governmental Entity;

(xvii) establishes powers of attorney or agency agreements;

(xviii) involves the licensing, transfer or disposition of any Intellectual Property by and/or from an Acquired Company, other than standard off-the-shelf software license or licenses granted by Acquired Company within the Ordinary Course of Business.

(b) Except as disclosed in Section 5.9(b) of the Disclosure Schedules, (i) each Material Contract is in full force and effect (subject to the General Enforceability Exceptions), (ii) no Acquired Company is in default under or in breach of, or in receipt as of the date hereof of any written notice of any default or breach under, any Material Contract in any material respect, (iii) to Seller’s Knowledge, the other party or parties to each Material Contract are not in default of the terms of such Material Contract, in any material respect, and (iv) Seller has made available to Buyer a true and correct copy of each written Material Contract (or a written description of each oral Material Contract) as of the date hereof.

5.10 Suits. Except as set forth on Section 5.10 of the Disclosure Schedules, as of the date hereof and for a period of two (2) years prior to the date hereof, there have been no (a) Suits pending or, to Seller’s Knowledge, threatened against any Acquired Company or (b) material Orders to which any Acquired Company is subject.

5.11 Compliance with Laws; Permits.

(a) Except as set forth on Section 5.11(a) of the Disclosure Schedules, no Acquired Company is or has been during the last three (3) years prior to the date hereof, in violation in any material respect of any Law to which it is subject or any Permit necessary, in any material respect, for the ownership of its assets or the operation of its business. Except as set forth on Section 5.11(a) of the Disclosure Schedules, during the last three (3) years prior to the date hereof, no Acquired Company has received any notice or other written communication from any Governmental Entity regarding: (i) any actual or alleged violation of or failure to comply in any material respect with any term, condition or requirement of any Permit; or (ii) any actual revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

(b) Section  5.11(b) of the Disclosure Schedules contains a list as of the date hereof of all material Permits currently held by the Acquired Companies, and the Acquired Companies have made available to Buyer accurate and complete copies of all such Permits. Each Acquired Company holds, to the extent required by applicable Law, all Permits from all Governmental Entities for the operation of its business as currently conducted, including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, has been threatened. Each such Permit is valid and in full force and effect, and each Acquired Company is and has been during the last three (3) years prior to the date hereof in material compliance with the terms, conditions and requirements of each such Permit in all material respects.

5.12 Tangible Personal Property. Except as set forth on Section 5.12 of the Disclosure Schedules, each Acquired Company has good and marketable title to or, in the case of leased property, has a valid leasehold interest in, all tangible personal property (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) material to its business as presently conducted, free and clear of all Liens other than Permitted Liens.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Disclosure Schedules contains a list (specifying the owner thereof, filing jurisdiction, status, and the registration or application number if applicable), of all patented or registered Intellectual Property owned by any Acquired Company and material to the operation of its business, and all pending applications therefor (collectively, “Registered Intellectual Property”). Except as otherwise set forth on Section 5.13(a) of the Disclosure Schedules, none of the Registered Intellectual Property has been adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of the Registered Intellectual Property which were due prior to the date hereof have been duly paid.

(b) Section 5.13(b) of the Disclosure Schedules contains a list as of the date hereof of all agreements (i) pursuant to which Intellectual Property is (A) licensed to any Acquired Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap, “click to accept,” or similar agreements and licensed or procured for aggregate fees of less than $50,000), or (B) licensed by any Acquired Company to any third party (excluding non-exclusive licenses granted in the Ordinary Course of Business); (ii) under which any Person has developed or has been engaged to develop any material Intellectual Property for an Acquired Company (excluding agreements with employees and contractors entered into in the Ordinary Course of Business under which such employees and contractors assign rights in all developed material Intellectual Property to an Acquired Company) or under which any Acquired Company has developed or has been engaged to develop any material Intellectual Property for any Person, or (iii) entered into to settle or resolve any material Intellectual Property-related Suit, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements. Each Acquired Company complies and has in the past two (2) years complied in all material respects with the terms of each license concerning Intellectual Property and has the right to use any Intellectual Property licensed to it for the term of such license (subject to the terms thereof and applicable Law).

(c) Except as set forth on Section 5.13(c) of the Disclosure Schedules, (i) no Acquired Company is infringing, misappropriating, or otherwise violating the Intellectual Property of any other Person, and in the past two years from the date hereof no Acquired Company nor Seller has received any notice or claim alleging the foregoing; (ii) to Seller’s Knowledge, no other Person is infringing, misappropriating, or otherwise violating in any material respect the Intellectual Property owned by any Acquired Company; (iii) no Acquired Company has assigned, transferred, licensed (except in the Ordinary Course of Business on a non-exclusive basis), or encumbered to or for the benefit of any Person any right in or to any of its Intellectual Property; and (iv) any Intellectual Property which is not Registered Intellectual Property is owned by the Company (in particular software, trade secrets and confidential know how) is by appropriate valid and binding contractual arrangements, and where required has been duly recorded.

(d) All computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment owned by any Acquired Company (the “Company Systems”) (i) are functional and operate and run in a reasonable business manner, and (ii) are sufficient, in all material respects, for the current needs of the business of the Acquired Companies.

(e) No Person who has been engaged by any Acquired Company through and/or in connection with any Governmental Entity and/or education institution has (i) to the Knowledge of the Seller, been exposed to any confidential and/or proprietary information of any Acquired Company without entering into a written agreement to keep such information confidential, nor (ii) contributed to any Intellectual Property of any Acquired Company without entering into a written agreement to assign such contributions to the Acquired Company.

(f) Each Acquired Company has obtained from each Employee and contractor that developed any proprietary software code or other Intellectual Property on behalf of the Company, as needed, a valid and irrevocable assignment of such rights to the Company as may be needed.

(g) There have not been any signification disruptions of the Company Systems within the last twelve (12) months. The Company has unrestricted ownership of, or otherwise a right to use pursuant to applicable licenses. The Company Systems comply with industry standards (in their industries) for information technology security. In particular, the Company has implemented an adequate data protection management system and complies in all material respects with Data Protection Laws, as applicable to the Company or its business at the Closing.

(h) Each Acquired Company has obtained from each Employee and contractor that developed any proprietary software code or other Intellectual Property on behalf of the Company a valid and irrevocable assignment of such rights to the Company.

5.14 Security; Data Privacy. No Acquired Company is, and in the last two (2) preceding years no Acquired Company has been, in material violation of any Laws relating to the rights of any Person with respect to Personal Information and Privacy Rights, including the Laws relating to the collection, storage, use, security and/or transfer of Personal Information, or any applicable contractual obligations or privacy policies. Each Acquired Company is, and in the last two (2) preceding years has been, in compliance with all applicable industry standards relating to Personal Information and Privacy Rights. There have not been any material incidents or data security breaches, unauthorized or illegal access, disclosure or use of any Personal Information held by or on behalf of any Acquired Company in the last 30 months. No Acquired Company has in the last 30 months experienced any material data breach or network security breach that would be required to be disclosed to any person or competent authority.

5.15 Company Products. Each Company Product is, and has for of the preceding three (3) years prior to the date hereof, conformed in all material respects with all applicable specifications, contractual commitments (including service level requirements), express warranties and applicable Laws, and no Acquired Company has any liability materially in excess of reserves for any breach or violation thereof or other damages in connection therewith (including any obligation to replace or repair any such product or re-perform any such service) subject to the applicable reserve set forth in the Most Recent Balance Sheet. No Company Product is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, license or lease Company uses in the Ordinary Course of Business.

5.16 Open Source.

(a) No Source Code for any Acquired Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of an Acquired Company subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations in favor of the applicable Acquired Company with respect to such Source Code. No Acquired Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Source Code for any Acquired Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any Source Code for any Acquired Company Software to any other Person other than an employee of an Acquired Company, in connection with such Acquired Company employee’s employment or other service relationship with the applicable Acquired Company and subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations in favor of the applicable Acquired Company with respect to such Source Code that prohibit disclosure outside the applicable Acquired Company or use for purposes other than the conduct of the business of the applicable Acquired Company.

(b) All use and distribution of any Acquired Company’s products, or any Open-Source Materials, by or through any Acquired Company’s products currently available and/or as contemplated to be made available (“Company Products”) is in compliance in all material respects with all commercially reasonable Open Source Licenses applicable to the proposed use in any Company Product, including all copyright notice and attribution requirements. Except as set forth on Section 5.16(b) of the Disclosure Schedules, no Acquired Company’s has (A) used any Open Source Materials in any Company Products, nor otherwise incorporated Open Source Materials into, linked with, or combined Open Source Materials with, any of the Company Products; (B) distributed Open Source Materials in conjunction with or for use with any of the Company Products. No Acquired Company’s has used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any Company Intellectual Property, to be subject to Copyleft Licenses.

(c) Software used by each Acquired Company in the manufacturing of its products and provision of its services does not comprise any open source software which is licensed under terms, and no Acquired Company is otherwise bound by any obligations, that (i) restrict the commercialization of products using such software (e.g. viral copyleft), or (ii) have the effect that the resulting software, the relating source code or documentation must be disclosed or otherwise be made available to third parties. To the extent that open-source software comprising a viral copy left is used by any Acquired Company in such products and services, such open-source software was combined with such products or services in such a way as to ensure that the viral copyleft is not applicable. Each Acquired Company has complied with all applicable restrictions set out in any such open-source software licenses.

5.17 Insurance. Section 5.17 of the Disclosure Schedules sets forth a list, as of the date hereof, of each material insurance policy currently in effect to which any Acquired Company is a party or a named insured. With respect to each such insurance policy, except as set forth on Section 5.17 of the Disclosure Schedules, as of the date hereof: (i) the policy is valid and binding; (ii) all premiums with respect thereto covering all current periods have been paid to the extent due; and (iii) no written notice of cancellation has been received with respect to such policy as of the date hereof. No Acquired Company has suffered an involuntary cancellation of any material insurance policy relating to its business.

5.18 Real Property. No Acquired Company has any obligations to purchase any real property. Section 5.18 of the Disclosure Schedules contains the address of each Real Property location owned or leased by any Acquired Company and a true and complete list of all Real Property Leases for any such leased Real Property. The Real Property identified in Section 5.18 of the Disclosure Schedules constitutes all of the real property occupied or operated by any Acquired Company pursuant to any Contract. To Seller’s Knowledge, no portion of the Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Entity. Except as disclosed in Section 5.18 of the Disclosure Schedules, there are no Contracts to which any Acquired Company is a party granting to any third party the right to sublease, license, use or occupy any portion of the parcels of the Real Property. No Acquired Company’s possession and quiet enjoyment of the Real Property under each Real Property Lease has been disturbed, and to Seller’s Knowledge, there are no material disputes with respect to each Real Property Lease. Except as disclosed in Section 5.18, no Acquired Company has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

5.19 Employees and Contractors.

(a) Section 5.19(a) of the Disclosure Schedules hereto sets forth a list of all Employees as of the date hereof whose aggregate salary, wages, commissions and bonuses with respect to calendar year 2021 exceeded $200,000 (or the equivalent in local currency) (“Highly Paid Employees”), together with the amount of base salary or wages, bonus compensation and commission compensation paid to each such Highly Paid Employee in the year ended December 31, 2021. In the one (1) year prior to the date hereof, no Acquired Company has received any written notice of resignation from any Highly Paid Employee. Except as set forth on Section 5.19(a) of the Disclosure Schedules, there are no other incentive or bonus schemes applicable to the Employees. Each of the Acquired Companies has fully discharged its Labour Costs on their respective due dates for payment. In the two (2) years prior to the date hereof, no Acquired Company has received a written notification from the Tax authorities that a self-employed person performing services for an Acquired Company is treated or should have been treated as an employee of such Acquired Company for Tax and/or employment Law purposes. In the two (2) years prior to the date hereof, no Acquired Company has incurred any liability to any employee, former employee, independent contractor or any other third party in respect of any accident, illness or injury which is not fully recovered or recoverable by insurance. The Acquired Companies are not a party to any collective labor agreement and, no Acquired Company is obligated to apply any (generally binding) collective labour agreement. No Acquired Company has instituted a works council and, to Seller’s Knowledge, no request for the institution of a works counsel has been made by any employee or former employee. There are no outstanding loans made by any Acquired Company in favor of any employee or former employee of an Acquired Company.

(b) Except as set forth on Section 5.19(b) of the Disclosure Schedules, (i) in the two (2) years prior to the date hereof, there has not been any labor strike, lockout, slowdown, picketing, handbilling, work stoppage or other material labor dispute (whether actual or, to Seller’s Knowledge, threatened) against or affecting any Acquired Company, and (ii) to Seller’s Knowledge, in the five (5) years prior to the date hereof, there have not been any pending labor organizing activities with respect to any employees of any Acquired Company. In the two (2) years prior to the date hereof, no labor union, labor organization, works council, other employee representative body or group of employees of any Acquired Company has made a written demand for recognition or certification (or the equivalent under applicable law). To Seller’s Knowledge, in the two (2) years prior to the date hereof, there have been no serious employment related injuries inflicted upon employees or former employees, nor have there been employment related illnesses suffered by any employee or former employee, of the Acquired Companies that may lead to a claim against the Acquired Companies and which are not fully covered by insurance.

(c) Except as set forth on Section 5.19(c) of the Disclosure Schedules, the Acquired Companies are and, for the five (5) year period prior to the date hereof, have been in relation to each of its employees, its former employees, relevant trade unions, works councils or other bodies representing one or more of the employees, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices and with all collective bargaining agreements, reorganization plans (social plan) and other rules on the co-determination of employees or their representatives or any employment agreement.

(d) Each Acquired Company has, in relation to its Employees, temporary workers and contractors, taken all measures as required by Law relating to the industry in which the Acquired Companies carry out their business to prevent exposure to COVID-19.

(e) In the three (3) years prior to the date hereof, each Person who has provided services to any Acquired Company and was classified and treated as an independent contractor, consultant, leased employee, volunteer, or other non-employee service provider was properly classified and treated as such in all material respects for all applicable purposes under applicable Law. In the last three (3) years prior to the date hereof, no contractor and consultant or former contractor and consultant have issued to any Acquired Company a written notice of a claim or any other allegation that such contractor and/or consultant was not rightly classified as an independent contractor.

5.20 Benefit Matters.

(a) All pension arrangements of the Acquired Companies (the “Pension Arrangements”) have been provided in writing to Buyer. No Acquired Company has an obligation under any Employee Plan that is a pension plan, early retirement arrangement or coverage relating to death, disability or sickness (including any coverage provided by an insurance policy with an insurance company or any coverage provided by a pension or other type of fund) other than as provided in writing to Buyer. The Pension Arrangements are funded through a pension fund or third party insurance in accordance with the applicable pension agreements and Laws. All contributions payable in relation to the Pension Arrangements, including back-service obligations for pension plans, have at all times been fully paid or are fully provided for in the Financial Statements.

(b) No Employee Plan that is a pension plan, early retirement arrangement or death, disability and/or sickness coverage (including an insurance policy with an insurance company or any coverage provided by a pension or other type of fund) applicable to an Acquired Company will terminate, or be terminated or amended, as a consequence of or in connection with the transactions contemplated by this Agreement.

(c) No plan, proposal or intention to amend or discontinue (in whole or in part) any of the Employee Plans that are pension arrangements has been communicated to any Employee, nor has any act or event occurred which could give rise to a full or partial discontinuance of any of such pension arrangements under applicable Law.

(d) The Acquired Companies are not, nor are any of the current or former employees, engaged in any dispute in relation to any Employee Plan and/or Pension Arrangement and/or predecessors thereof, and to Seller’s Knowledge, no such dispute has been threatened. There are no pending or, to Seller’s Knowledge, threatened investigations or audits which have been or may be carried out in respect of any of the Acquired Companies, or any of their respective officers in relation to any Employee Plan and/or Pension Arrangement.

(e) The Acquired Companies are not required to participate in or to contribute to any industry pension fund (bedrijfstakpensioenfonds), nor have they received any written request or notification requiring it to participate in or contribute to such industry pension fund and there are no claims or actions of any kind that are pending, or, to Seller’s Knowledge, threatened or expected against any Acquired Company in that respect.

(f)   The Acquired Companies have at all times observed and performed all, and are not in breach of any of, their respective legal and contractual obligations, including their obligations vis-à-vis their current and former employees and vis-à-vis their current and former pension providers, in respect of the Pension Arrangements or any Employee Plan.

(g) Each current and former participant has validly participated and participates in the Pension Arrangements and/or predecessors thereof, on terms fully consistent with the Pension Arrangements and/or predecessors thereof, as applicable at such point in time.

(h) The Acquired Companies are not subject to any obligation whatsoever regarding special additional contributions regarding retirement benefits, including payment obligations in respect of additional purchases of pension benefits (inkoop), back-service, coming-service, voluntary continuation after dismissal of participation, individual or collective transfers of pension benefits (waardeoverdrachten), annual funding of indexations (toeslagbetalingen) and/or the provision of additional funds in respect of any shortfalls in the capital or funding of any pension schemes and/or pension providers, to be made in addition to the regular, periodical contributions to the Pension Arrangements.

(i) Closing will not result in an increase of any amount payable under the Pension Arrangements, nor accelerate the vesting, timing, funding or payment of any benefits under the Pension Arrangements.

5.21 Environmental Matters.

(a) As of the date hereof, except as set forth on Section 5.21 of the Disclosure Schedules, (i) each Acquired Company is and for the three (3) year period prior to the date hereof has been, in compliance with all applicable Environmental Laws, in all material respects, (ii) no Acquired Company has received in the last three (3) years prior to the date hereof (or earlier if unresolved) any written notice or report with respect to its business or Real Property from any Governmental Entity or other third party alleging either a violation of or liability pursuant to Environmental Laws or an Environmental Permit, and as of the date hereof, there are no pending or, to Seller’s Knowledge, threatened Suits, alleging that such Acquired Company is not in material compliance with, or has any material liability under, any Environmental Law or any Environmental Permit, and (iii) the Acquired Companies have not treated, stored, disposed or arranged for the disposal of Hazardous Material which has resulted or would reasonably be expected to result in a material liability of any Acquired Company. To Seller’s Knowledge, no pollution is present in any of the soil, subsoil, surface water or groundwater of the land currently or previously owned, leased, used or occupied by any Acquired Company.

(b) All material Environmental Permits have been obtained, are in force and have been complied with on all material respects for the period up to Closing. To Seller’s Knowledge, there are no circumstances that could result in an Environmental Permit being revoked, annulled, suspended, amended or limited or which may prejudice its renewal, or requiring variation or amendment to enable the continued operation of the business of the Acquired Companies. No Acquired Company has received written notice during the period up to Closing from any Environmental Authority that it is intending to (i) revoke or suspend any material Environmental Permit without granting a new one, except for Environmental Permits that are no longer necessary for the Acquired Company, (ii) amend any material Environmental Permit to the extent such amendment would limit the ability of the relevant Acquired Company to operate its part of the business. To Seller’s Knowledge, no circumstances exist that necessitate any additional expenditure in order to continue to comply with the terms and conditions of the Environmental Permit in order to continue business operations as conducted at Closing.

(c) To Seller’s Knowledge, no circumstance or physical condition exists on or under any property that was caused by or impacted by the operations or activities of any Acquired Company and that will or would reasonably be expected to give rise to: (i) investigative, remedial or other obligation under any applicable Environmental Law; or (ii) liability on the part of any Acquired Company to any Person. To Seller’s Knowledge, the Seller has made available to Buyer accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to any Acquired Company or its operations and all correspondence on substantial environmental matters relating to any Acquired Company or its operations.

5.22 Taxes. Except as set forth in Section 5.22 of the Disclosure Schedules:

(a) All Income Tax Returns and other material Tax Returns required to be filed by or with respect to the Acquired Companies have been timely and duly filed (taking into account any applicable ordinary course extensions) with the appropriate taxing authorities. All material Taxes due and owing on such Tax Returns have been paid or accrued.

(b) No Acquired Company is a party to any currently pending material Tax audits or other administrative proceedings or any currently pending court proceedings concerning any material Tax liability of such Acquired Company, in each case, for which written notice has been received, with regard to any Taxes for which such Acquired Company would be liable.

(c) No Acquired Company (i) has filed for an extension of time within which to file any material Tax Return which extension is currently in effect (other than an extension entered in the Ordinary Course of Business including the extension for filing the Dutch Income Tax return granted to taxpayers that engage the services of a BECON-registered tax advisor and (ii) has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any material amount of Tax, in each case, which period has not yet expired.

(d) No Acquired Company (i) is or has engaged in or is participating or has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), (ii) is a party to any Tax Sharing Agreement, pursuant to which it will have any obligation to make any payments after the Closing (other than any Ordinary Course Tax Sharing Agreement ), (iii) is or has been a member of any consolidated, combined, affiliated or unitary group of corporations for Tax purposes other than a group the common parent of which is any Acquired Company (including the existing Dutch fiscal unity for VAT and corporate income tax purposes between Formatec Holding B.V. and Formatec Technical Ceramics B.V.), or (iv) has any liability for a material amount of Taxes of any Person (other than another Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than a contract entered into ordinary course of business the primary purpose of which is not Taxes).

(e) There are no Liens for Taxes upon the assets of any Acquired Company, other than Permitted Liens.

(f)   The unpaid Taxes of each Acquired Company did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the Most Recent Balance Sheet, no Acquired Company has incurred any liability for Taxes outside the Ordinary Course of Business.

(g) Each Acquired Company is a resident for tax purposes in its jurisdiction of incorporation only and is not deemed to have a permanent establishment (within the meaning of an applicable Tax treaty)for Tax purposes in another jurisdiction.

(h) All material Related Party transactions involving any Acquired Company have been made on an arm’s length basis under applicable transfer pricing Tax laws.

(i) No Acquired Company has requested private letter rulings from any tax authority or comparable rulings from any other Governmental Entity.

(j) No Acquired Company will be required by Law to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested or occurring prior to the Closing (whether as a result of deferred reporting or recognition of income or otherwise), (ii) use of an improper method of accounting for a taxable period prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount received or deferred revenue received prior to the Closing.

(k) The Company is not a party to any joint venture, partnership, other arrangement or Contract which could be treated as a partnership for Dutch Income Tax purposes.

(l) No deficiency for any Taxes has been assessed against the Company in writing by any Tax Authority and, to Seller’s Knowledge, no such assessment has been proposed, threatened, or asserted against the Company by any Tax Authority, in each case, that has not been resolved or paid in full. No audits or other administrative Actions or court Actions are presently pending with regard to any Taxes or Tax Returns of the Company, in each case, for which written notice has been received. There is no power of attorney currently in effect with respect to any Taxes or Tax Returns of, with respect to, or on behalf of the Company.

(m)   The Company has not (i) waived any statute of limitations with respect to any Tax Return or Taxes that remains in effect, or (ii) consented to extend the period in which any Tax against the Company may be assessed or collected by any Tax Authority for which period has not yet expired, and no such request to waive or extend is outstanding.

5.23 Brokers. Except for Greenhill & Co., no investment banker, broker, finder or other intermediary has been retained by Seller or the Acquired Companies who is entitled to any fee or commission from the Acquired Companies in connection with the transactions contemplated by this Agreement.

5.24 Governmental Grants. Other than as set forth in the Section 5.24 of the Disclosure Schedules, no Acquired Company has received, nor has it applied for, any grant, incentive, subsidy, award, cost sharing arrangement or reimbursement arrangement provided or made available by or on behalf of or under the authority or funding of any Governmental Entity (“Governmental Grants”). No Governmental Grant imposes a Lien over any material assets of any Acquired Company and/or its Intellectual Property.

5.25 Foreign Corrupt Practices. Neither any Acquired Company, nor to Seller’s Knowledge, any of their directors, officers, employees, agents, distributors, or other Representatives in the last three (3) years, has violated, been charged with or convicted of violating, or received any written notice, request, or citation, of any investigation (formal or informal) or Suit with regard to a potential violation of, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law related to anti-bribery or corruption in any applicable jurisdiction (“Anti-Corruption Laws”). The Acquired Companies have been in compliance in all material respects during the last three (3) years with applicable Anti-Corruption Laws.

5.26 Sanctions; Export/Import. Neither the Acquired Companies nor, to Seller’s Knowledge, any director, officer or employee thereof, is a Person that is or, in the three (3) year period prior to the date hereof, has been, the subject or target of, or is engaging or, in the three (3) year period prior to the date hereof, has engaged, in any activity that could cause the Acquired Companies to become subject to, any sanction administered or enforced by the United States Government, the European Union, the United Kingdom government or other relevant Governmental Entity sanctions authority (“Sanctions”), in each case, except to the extent compliance with any such Sanctions would result in a violation of or conflict with or otherwise expose Seller or any of the Acquired Companies or any Representative thereof to any liability under any anti-boycott or blocking Law, regulation or statute that is in force from time to time and applicable to such Person (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)). Except as set forth on Section 5.26 of the Disclosure Schedules, the Acquired Companies have been in compliance in all material respects at all times during the last three (3) years with all applicable Laws related to Sanctions or the export or import of goods, technology or software (“Export/Import Laws”), in each case, except to the extent compliance with any such Sanctions would result in a violation of or conflict with or otherwise expose Seller or any of the Acquired Companies or any Representative thereof to any liability under any anti-boycott or blocking Law, regulation or statute that is in force from time to time and applicable to such Person (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung)). Except as set forth on Section 5.26 of the Disclosure Schedules, the Acquired Companies have in place internal procedures and controls sufficient to provide reasonable assurances that the Acquired Companies are in compliance in all material respects with all Sanctions and Export/Import Laws.

5.27 Customers. Section 5.27 of the Disclosure Schedules identifies (a) the ten (10) largest customers of the Acquired Companies during the last full fiscal year and the amount of revenues accounted for by such customer (including from product sales and professional services) during such period and (b) each supplier that is the sole supplier of any significant product or service to the Acquired Companies. To Seller’s Knowledge, no such customer or supplier has provided notice within the past year that it will stop purchasing products from the Acquired Companies or materially reduce its general volume of purchases (except for fluctuations in the Ordinary Course of Business or short-term fluctuations) from the respective Acquired Company.

5.28 Bankruptcy. No Acquired Company nor Seller is involved in any Suit by or against it as a debtor before any Governmental Entity under any bankruptcy, winding-up, insolvency, or similar Laws of general application affecting the enforcement of creditors’ rights, or for the appointment of a trustee, receiver, liquidator, or other similar insolvency official for any part of its assets. As of the Measurement Time, each Acquired Company is able to repay its Indebtedness as such Indebtedness becomes due, and no Acquired Company is insolvent (as defined in Section 101 of Title 11 of the United States Code or its equivalent under applicable non-U.S. Law).

5.29 Bank Accounts. Section 5.29 of the Disclosure Schedules identifies all bank and brokerage accounts of each Acquired Company list the respective signatories and holders of powers of attorney with respect to such accounts.

5.30 Related Party Transactions. Except as set forth on Section 5.30 of the Disclosure Schedules, no Related Party: (a) owns or has any legally binding right to use (other than on behalf of the Acquired Companies) any material asset used in the business of any of the Acquired Companies; or (b) is indebted to any Acquired Company, and no Acquired Company is indebted to (or has committed to make any loan or extend or guarantee credit), nor provided any Lien (other than Permitted Liens) to and/or in favor of any Related Party.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows, as of the Closing:

6.1 Existence and Power. Buyer is an Israeli corporation duly organized, validly existing, and in good standing under the Laws of the State of Israel and has all requisite power and authority required to own and lease its property and to carry on its business as presently conducted.

6.2 Authorization. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby (a) are within Buyer’s company powers, and (b) have been duly authorized by all necessary company action on the part of Buyer.

6.3 Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by the General Enforceability Exceptions.

6.4 Governmental and Third Party Authorizations. Except for applicable requirements under “blue sky” laws of various states, and assuming that the Governmental Approvals are obtained, no consent, approval or authorization of, declaration to or filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for such consents or approvals the failure of which to obtain would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

6.5 Non-contravention. Except for applicable requirements under “blue sky” laws of various states, and assuming that the Governmental Approvals are obtained, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) violate the Organizational Documents of Buyer, (ii) violate any Law applicable to Buyer, or (iii) constitute a default under, or give rise to termination, cancellation or acceleration of any right or obligation of Buyer under any contract, agreement or other instrument binding upon Buyer, except for such violations, defaults or impositions that would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

6.6 Brokers. Except for [*] no investment banker, broker, finder or other intermediary has been retained by Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

6.7 Investment Representations. Buyer is an accredited investor as defined in the Securities and Exchange Commission Regulation D and is acquiring the Equity Interests for its own account and not with a view to distribution with the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Buyer acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded access to the Books and Records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Acquired Companies.

6.8 Solvency. Immediately after giving effect to the transactions contemplated hereby, (a) Buyer, and the Acquired Companies, subject to the truth and correctness of Seller’s representations under Section 5.28, will not be insolvent (as defined in Section 101 of Title 11 of the United States Code) or its equivalent under applicable foreign Law, and (b) Buyer will not be funding any portion of the Purchase Price using any debt.

Article VII
COVENANTS

7.1 Access to Books and Records. Buyer shall maintain until the seventh (7th) anniversary of the Closing Date all Books and Records relating to any Acquired Company or any asset or liability of any Acquired Company prior to the Closing in the manner such Books and Records are maintained immediately prior to the Closing Date. After the Closing, Buyer shall provide Seller and its Representatives with access, upon prior reasonable written request, during regular business hours, to (i) the officers and employees of each Acquired Company, and (ii) the Books and Records, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Closing, and Seller and its Representatives shall (i) first enter into a customary non-disclosure agreement reasonably acceptable to Buyer and Seller, and (ii) subject to the provisions of said non-disclosure agreement, have the right to make copies of such Books and Records at its sole cost.

7.2 Indemnification; Directors and Officers Insurance.

(a) The Acquired Companies shall, and Buyer shall cause the Acquired Companies to maintain in effect for a period of six (6) years after the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Acquired Companies immediately prior to the Closing Date (provided that, neither the Acquired Companies nor Buyer be required to pay any deductible or copayment with respect to any claim under such policy to the extent such claim arises from actions taken prior to the Closing, and that the Acquired Companies may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies when compared to the insurance maintained by the Acquired Companies as of the date hereof).

(b) In the event Buyer or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.2.

7.3 No Additional Representations. Buyer acknowledges and agrees that none of Seller, the Acquired Companies, any of their Affiliates or any Representatives of any of the foregoing (a) has made or will be deemed to have made (and Buyer and its Affiliates have not relied on) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any Acquired Company or their respective businesses or assets, or the transactions contemplated hereby except as expressly set forth in Article IV or Article V (in each case as modified and limited (but not expanded) by the Disclosure Schedules), or (b) will have or be subject to any liability or obligation to Buyer or any other Person resulting from Buyer’s or any of its Affiliates’ use or receipt of, any such information, including any confidential information presentation or management presentation prepared by Greenhill & Co. For the avoidance of doubt, Section 5.22 and the relevant provisions of Section 5.20 (to the extent related to Taxes) contain the sole and exclusive representations and warranties of Seller with respect to any Tax matters, including any arising under any Tax Returns.

7.4 Public Announcements. Neither Buyer nor Seller shall, nor shall any of their respective Affiliates, without the approval of the other party hereto, issue any press release or otherwise make any public statements or announcements with respect to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case, if legally permissible, the party required to make the release or announcement shall allow the other parties reasonable time and ability to comment on such release or announcement in advance of such issuance and shall include any reasonable comments received from such other parties; provided that each of the parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement, subject to prior coordination with the other party.

7.5 Tax Matters.

(a) Transfer Taxes. Buyer shall pay 50% and Seller shall pay 50% of all Transfer Taxes (including stamp duties) arising out of or in connection with the transactions contemplated by this Agreement, and the party required to file all necessary documentation and Tax Returns with respect to such Transfer Taxes shall make such filings with the appropriate Governmental Entity.

(b) Treatment of Certain Payments. Seller and Buyer agree to treat, for Tax purposes, any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement (including any payments pursuant to Section 2.3) as an adjustment to the Purchase Price, unless other required by a final “determination” (within the meaning of Section 1313(a) of the Code and similar provisions of state, local and non-U.S. Tax Law).

(c) Tax Cooperation. Buyer, the Acquired Companies and Seller will cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 7.5(c).

(d) Certain Tax Covenants.

(i) For all purposes under this Agreement (including, for the avoidance of doubt, the preparation of any pro forma Tax Return), in the case of any Straddle Period, the portion of Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales, deemed to be (x) the amount of such Taxes for such entire Straddle Period, multiplied by (y) a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (ii) in the case of all other Taxes, including Income Taxes, determined as though the taxable year or period of the Acquired Companies terminated at the end of the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any entity treated as a partnership, or other “flowthrough” entity for U.S. federal income tax purposes, as if the taxable period of such entity treated as a partnership, or other “flowthrough” entity ended as of the end of the Closing Date).

(ii) For all purposes under this Agreement, any Transaction Deductions shall be treated as allocable to the Pre-Closing Tax Period, including to the portion of the Straddle Period ending on the end of the Closing Date to the fullest extent permitted by applicable Law.

(iii) Any Transaction Deductions shall take into account an election made by Lapmaster Group Holdings with respect to the transactions contemplated by this Agreement under Rev. Proc. 2011-29 for any transaction expenses that constitute success-based fees within the scope of Rev. Proc. 2011-29, as applicable.

(e) Post-Closing Actions. Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies) to, (i) except upon Seller’s written request pursuant to Section 7.5(e), file, re-file, supplement, or amend any Tax Return of any Acquired Company for any Tax period ending on or before the Closing Date, (ii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Acquired Company that were originally due on or before the Closing Date, (iii) take any other action relating to Taxes that could create a Tax liability on the Closing Date that is outside the ordinary course of business, (iv) make any Tax election for any Acquired Company effective on or before the Closing Date, or (v) except upon Seller’s written request pursuant to Section 7.5(e) carryback any net operating losses of any Acquired Company to a Tax period (or portion thereof) ending on or before the Closing Date.

(f) Tax Refunds. Following the Closing Date, any cash Tax refunds that are received (or, in the case of a Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) by Buyer or any of its Affiliates and any amounts credited against any Tax to which Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) that relate to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the end of the Closing Date) with respect to the Acquired Companies (together, “Tax Refunds”) shall be for the account of Seller, in such manner where any Tax Refunds shall reduce and be counted against the liability of the Seller under Section 7.5 or 5.22 in connection with any indemnifiable Losses of Buyer pursuant to Section 8.2; existing at the time of Buyer or its Affiliates’ receipt of such refund and any balance of such Tax Refund received by Buyer and/or its Affiliates shall be paid to Seller within five (5) days following the lapse of the 2nd annual tax period from the Closing; provided further, that to the extent that any Tax included in the calculation of the final Net Working Capital exceeds the amount reflected for such Tax on a Tax Return such excess, shall be treated as a Tax Refund for purposes of this Section 7.5(e) received by an Acquired Company on the date such Tax Return is filed. At Seller’s written request, Buyer shall timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any available Tax Refunds from any Pre-Closing Tax Period. In connection with the foregoing, Buyer and Seller agree that the Acquired Companies shall, to the fullest extent permitted by Law using any available short-form or accelerated procedures, (i) claim any item of deduction with respect to any Transaction Deduction on Tax Returns of the Acquired Companies for any Pre-Closing Tax Period and (ii) to the extent any such deductions are required to be claimed with respect to any taxable period ending after the Closing Date, elect to carry back such deductions to prior taxable years and obtain any Tax Refunds related thereto.

(g) With respect to Tax benefits relating to (i) the Transaction Deductions (including through carryforwards) and (ii) any net operating loss carryforwards of the Acquired Companies from a Pre-Closing Tax Period, in each case that are available to offset income (including through carryforwards) of the Buyer or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Acquired Companies) for any Tax period (or portion thereof) beginning after the Closing Date (the “Tax Benefits”), any Tax Benefits or such use shall reduce and be counted against the liability of the Seller under Section 7.5 or 5.22 in connection with any indemnifiable Losses of Buyer pursuant to Section 8.2, provided such Tax Benefit is not later rejected and/or disallowed by the applicable tax authorities.

(h) Consistent Reporting. Each party hereto shall file all Tax Returns consistently with the provisions of this Section 7.5 and shall not take any position inconsistent therewith.

7.6 Sales Support Services. From the Closing Date until the earlier of (i) December 31, 2023 or (ii) such time where Buyer, Seller and the U.S Affiliates of Lapmaster Group Holdings have entered into suitable alternative arrangements agreed upon by them in writing with respect to the following (the “Transition Period”), Lapmaster Group Holdings shall cause its applicable U.S. Affiliates (collectively, “Lapmaster US”) to continue to offer Sales Support Services to the Acquired Companies consistent with past practice at the rates set forth in the then-current transfer pricing policy Lapmaster US makes available to its Affiliates as if the Acquired Companies remained Affiliates of Lapmaster Group Holdings. For purposes of this Agreement, “Sales Support Services” means the following services historically provided by Lapmaster US to support the sales of the Acquired Companies in the U.S.: acting as an agent or reseller, performing local training and repairs, arranging for transportation, shipping and delivery, machine inspection and electrical certification services, presentation and marketing at trade shows (including the International Manufacturing Technology Show and the World Conference on Investment Casting and Equipment Exposition), and local sales, training, installation, calibration, repair and other services provided by [*], an employee of Lapmaster US (“[*]”). Notwithstanding the foregoing, (a) Lapmaster Group Holdings and Buyer may mutually agree to terminate the Sales Support Services at any time prior to December 31, 2023 and (b) Lapmaster Group Holdings may terminate the Sales Support Services upon not less than sixty (60) days’ notice (and opportunity to cure) in the event Buyer fails or refuses to pay undisputed invoices for Sales Support Services on a net 30 day basis. Lapmaster Group Holdings hereby permits Buyer to solicit [*] for employment and, in the event Buyer employs [*], Lapmaster Group Holdings shall automatically waive any non-competition restrictions against [*] solely with respect to the business of the Acquired Companies as of the date hereof.

Article VIII
INDEMNIFICATION

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, that the representations and warranties in Section 4.1 (Existence and Authorization), Section 4.4 (Title to Equity Interests), Section 5.1 (Existence and Power), Section 5.5 (Capitalization; Subsidiaries), Section 5.23 (Brokers), Section 6.1 (Existence and Power), Section 6.2 (Authorization), and Section 6.6 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the sixth (6th) anniversary of the Closing Date, and the representations and warranties in Section 5.22 (Tax) and any claims based on Fraud shall survive the Closing and shall remain in full force and effect until the sixtieth (60th) day after the expiration of the applicable statute of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice including the amount of such claim and the basis for such claim hereunder from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved, solely to the extent that Buyer has initiated Suit with respect to such claim on or before the 6-month anniversary of the expiration of the applicable survival period with respect to such claim.

8.2 Indemnification for Benefit of Buyer. Subject to the other terms and conditions of this Article VIII, from and after the Closing Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any breach of any of the representations or warranties contained in Article IV or Article V;

(b) any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) [*].

For the avoidance of doubt, subject to the terms, conditions and limitations set forth in this Agreement, Losses sustained by an Acquired Company after Closing shall be deemed to be Losses sustained by Buyer and shall not be barred from recovery pursuant to this Article VIII merely because such Losses are not sustained directly by Buyer.

8.3 Indemnification for Benefit of Seller. Subject to the other terms and conditions of this Article VIII, from and after the Closing Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of any breach of any of the representations or warranties of Buyer contained in this Agreement.

8.4 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification obligations set forth in this Article VIII shall be subject to the following limitations:

(a) Subject to the next two sentences, the sole source of indemnification of Buyer pursuant to this Article VIII shall (after satisfying the Mini-Basket and the Threshold, as and if applicable) be paid from the Indemnity Escrow Account (and only to the extent of the Indemnity Escrow Amount and only to the extent such amount remains in the Indemnity Escrow Account). Notwithstanding the foregoing, but only to the extent such Losses involve a claim under Section 8.2(b) or a breach of a Fundamental Representation and exceed the amount of funds remaining in the Indemnity Escrow Account, Buyer may seek indemnification from Seller for such Losses. Notwithstanding anything in this Agreement to the contrary, in no event shall such recovery from Seller exceed the Purchase Price.

(b) Seller shall not be liable to Buyer for indemnification under Section 8.2(a) (other than with respect to breaches of Fundamental Representations or in the case of Seller’s Fraud) until the aggregate amount of all Losses in respect of indemnification thereunder exceeds [*] (the “Threshold”), in which event Seller shall be required to pay or be liable for Losses from the first dollar. No individual claim by Buyer shall be asserted under Section 8.2 unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of related claims) exceeds an amount equal to [*] (the “Mini-Basket”) (it being understood that any such individual claims (or series of related claims) for amounts less than the Mini-Basket shall be ignored in determining whether the Threshold has been exceeded and thereafter). Seller’s maximum liability hereunder for any indemnification claims under Section 8.2(a) (other than with respect to breaches of Fundamental Representations or in the case of Seller’s Fraud) shall not, when aggregated with all other indemnification obligations hereunder, exceed [*].

(c) Notwithstanding anything in this Agreement to the contrary, Buyer understands, acknowledges and agrees that Seller’s maximum liability hereunder for any indemnification claims under Section 8.2 shall not, when aggregated with all other indemnification obligations hereunder, exceed the Purchase Price. Solely for purposes of determining the amount of any Losses or whether any breach of representation and warranty has occurred that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material” or “Material Adverse Effect”.

(d) Payments by an Indemnifying Party pursuant to this Article VIII in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other payment or reimbursement received or reasonably expected to be received by the Indemnified Party (or the Acquired Companies) in respect of or in connection with any such Loss, less reasonable and documented deductions for costs incurred in, and premium increases directly arising from, obtaining such proceeds or recoveries. Each Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent it would if such Loss were not subject to indemnification hereunder, and each Indemnified Party shall use commercially reasonable efforts to recover under indemnity, contribution or other similar agreements, or collect other reimbursements, for any Losses prior to seeking indemnification under this Agreement. In the event that any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to an Indemnified Party with respect thereto, the Indemnified Party shall pay to the Indemnifying Party the amount of such proceeds or recoveries, less reasonable and documented deductions for direct costs incurred in obtaining such proceeds and recoveries, up to the amount the Indemnifying Party has paid with respect to such Losses.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach or set of facts that gives rise to such Loss.

(f)   Seller shall not be liable under this Article VIII for any Losses (and the amount of any such Losses shall not be counted toward the Threshold or the Mini-Basket) to the extent that any such Loss (or applicable portion thereof) is caused or increased by an action or inaction by Buyer or any of its Affiliates (including the Acquired Companies) on or after the Closing Date, except for actions or inactions which Buyer and/or its Affiliates (including any Acquired Company) are required to take or otherwise refrain from under applicable Law.

(g) Notwithstanding anything contained elsewhere in this Agreement, the specific amounts that are taken into account in the determination of the Final Closing Statement pursuant to Article II are subject solely to the adjustment provisions set forth in Article II and accordingly shall not be subject to any claim by any Indemnified Party for indemnification pursuant to this Article VIII. Further, the Indemnified Party shall not be entitled to more than one recovery with respect to the same Loss, so as to avoid duplication or “double counting” of the same Loss.

(h) Except with respect to Buyer’s recourse to the Indemnity Escrow Amount as a source of recovery for indemnifiable Losses pursuant to this Article VIII, the parties hereto agree that Buyer shall not have any rights to set-off any Loss it may have against any amount due to Seller.

(i) If an Indemnified Party is entitled to indemnification under more than one clause or subclause of this Agreement with respect to Losses, then such Indemnified Party shall be entitled to only one indemnification or recovery for such Losses; it being understood that this Section 8.4(i) is solely to preclude a duplicate recovery by an Indemnified Party or recovery in excess of actual damages.

(j) Neither Buyer nor any of its Affiliates shall take any action the purpose or intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

(k) Any indemnification for breach of representations set forth in Section 5.22 shall be limited to Losses incurred with respect to any taxable period (or portion thereof) ending on or before the Closing Date.

8.5 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim or Suit made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, such Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has prejudiced the Indemnifying Party. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Any Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days of receipt of such Third-Party Claim, to assume the defense of any Third-Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of a Third-Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its assumption of the defense thereof as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b), pay, compromise or defend such Third-Party Claim and seek indemnification from the Indemnifying Party for any and all Losses based upon, arising from or relating to such Third-Party Claim, subject to any and all applicable limitations set forth in this Agreement. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available non-privileged records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, an Indemnifying Party shall not enter into settlement of a Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of any Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such ten (10) day period and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the acceptance by an Indemnifying Party of an offer to settle or an Indemnifying Party’s consent to a settlement offer requested by the Indemnified Party, does not establish an obligation by the Indemnifying Party to be responsible for such matter; rather, the Indemnifying Party must either consent to be responsible for all or a portion of such Losses, or be found by a court of competent jurisdiction in a final, non-appealable order, to be liable for the underlying indemnification obligation.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has prejudiced the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of such Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement (including Section 8.6).

(d) Notwithstanding anything in this Agreement to the contrary, there shall be no indemnification provided for, and the Acquired Companies make no representations or warranties regarding, (i) the amount, value or condition of, or any limitations on, any Tax attributes (including any net operating losses, Tax basis, Tax credits or similar matters) of the Company and its Subsidiaries arising in any Pre-Closing Tax Period (each, a “Tax Attribute”) in a Tax period beginning after the Closing Date, or the ability of Buyer or any of its Affiliates to utilize any such Tax Attributes in a Tax period beginning after the Closing Date, (ii) any Taxes of the Acquired Companies resulting from any action taken by or with respect to the Acquired Companies on the Closing Date after the Closing, and (iii) any Taxes of the Acquired Companies with respect to Tax periods other than Pre-Closing Tax Periods.

(e) The amount of any Losses that are subject to indemnification under this Article VIII shall be calculated net of any reduction in the actual Tax liability of the Indemnified Party or any of their respective Affiliates as a result of the incurrence, accrual or payment of such Losses. If an Indemnified Party receives any amounts described in the preceding sentence subsequent to an indemnification payment by any Indemnifying Party, then such Indemnified Party shall promptly reimburse such Indemnifying Party for any payment made and expense incurred by such Indemnifying Party in connection with providing such indemnification payment.

8.6 Exclusive Remedies. Except as expressly set forth in Article II, the parties hereto acknowledge and agree that their sole and exclusive remedy following the Closing with respect to any and all claims (other than claims constituting Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise arising out of or relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, other than as expressly set forth in Article II, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the transactions contemplated hereby it may have against the other parties hereto and their Affiliates and each of their respective representatives, except pursuant to the indemnification provisions set forth in this Article VIII. Without limiting the generality of the preceding sentence, no legal action sounding in tort, statute or strict liability (other than Fraud) may be maintained by any party. Nothing in this Section 8.6 shall limit the dispute resolution provisions expressly set forth in Article II, or any Person’s right to seek and obtain any equitable relief to which it is entitled pursuant to Section 8.7. Notwithstanding anything to the contrary herein, Article VIII shall not be Seller’s sole and exclusive remedy with respect to claims based on any breach or alleged breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, and Seller may be entitled to all remedies at law or equity with respect to such claims.

8.7 Specific Performance. The parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement are not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be adequate for any such damages. It is accordingly agreed that the non-breaching party shall be entitled (in addition to any other remedy that may be available to it) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, it is explicitly agreed that Seller shall be entitled to specific performance of Buyer’s obligation to cause the transactions contemplated hereby, subject to the terms herein, to be fully and timely funded and the other transactions contemplated hereby and Buyer shall not raise any objections to the availability of specific performance to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Buyer under this Agreement. The parties hereto further agree that no party shall be required to obtain, furnish or post any bond or similar security in connection with or as a condition to obtaining any remedy referenced in this Section 8.7 and each party waives (a) any requirement under any applicable Law that such a bond or similar security be posted as a prerequisite to obtaining equitable relief, and (b) any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument; provided, however, to the extent any such bond or similar instrument is required by applicable Law or Order, the parties expressly agree and intend that a bond or similar instrument in the amount of $100 shall be sufficient and reasonable.

8.8 Tax Treatment of Indemnity Payments. For Tax purposes, any indemnity payments under this Article VIII shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by applicable Law.

Article IX
MISCELLANEOUS

9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by posting in the United States mail (or other nationally recognized carrier) or a private courier as established by the sender by evidence obtained from the courier, (c) when delivered by FedEx or other nationally recognized overnight delivery service, (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, or € when delivered by email, if sent during normal business hours on a Business Day, otherwise on the next Business Day. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Nano Dimension Ltd
2 Illan Ramon St.
7403635 Ness Ziona
Attn: Mr. Zivi Nedivi, President; Ms. Yael Sandler, CFO
Email: Zivi.n@nano-di.com; yael.s@nano-di.com

With a required copy (which shall not constitute notice) to:

Sullivan & Worcester
28 HaArba’a St.
HaArba’a Towers, North Tower 35th Floor
Tel-Aviv, Israel Tel Aviv 6473925
Attn: Tamir Chagal; Eliav Azulay-Oz
Email: tchagal@sullivanlaw.co.il; eazulay@sullivanlaw.co.il

If to Seller:

c/o Lapmaster Group Holdings LLC
501 W. Algonquin Road
Mt. Prospect, IL 60056
Attn: Scott Avila, Authorized Representative
Email: savila@paladinmgmt.com

With a required copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
2121 N. Pearl Street, Suite 1100
Dallas, Texas 75201
Attn: J. David Washburn, Esq.
Email: david.washburn@katten.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).

9.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.3 Expenses. Except as otherwise provided in this Agreement (including Section 2.3, Section 2.4, Section 7.2 and Section 7.5(a)), each party shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

9.4 Successors and Assigns. This Agreement may not be assigned by Buyer without the prior written consent of Seller or by Seller without the prior written consent of Buyer; provided that, without such consent, Buyer may assign its rights under this Agreement to its lenders (or any agent therefor) providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in each case, no such transfer or assignment will relieve Buyer of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.5 Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.6 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Any Suit arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.

(b) TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO

TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS HEREIN OR THEREIN AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.7 Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of this Agreement, the Ancillary Documents and any other agreements and documents at the Closing may be effected by means of an exchange of signatures delivered by electronic mail facsimile or other forms of electronic delivery.

9.8 No Third Party Beneficiaries. Other than, Section 7.2, Section 7.3, Section 9.14, Section 9.16, Section 9.17 and this Section 9.8 which are intended to benefit and may also be enforced by the applicable current or former directors, managers, managing members and officers of the Acquired Companies, regarding whom such provisions are directly intended to benefit, and Katten (each, a “Covered Party”), as applicable, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Entire Agreement. This Agreement, the Disclosure Schedules, the Ancillary Documents, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. All Schedules, including the Disclosure Schedules, referred to herein are intended to be and hereby are specifically made a part of this Agreement and incorporated by reference herein. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement (which shall continue in full force and effect in accordance with its terms).

9.10 Disclosure Schedules. Except as otherwise provided in the Disclosure Schedules, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. No disclosure made in the Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, has had or could reasonably be expected to have a Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and no Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material for purposes of this Agreement. Information disclosed in any section of any Disclosure Schedule will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that a reasonable buyer would infer the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement in any such section of such Disclosure Schedule or the absence of a reference or cross-reference to such section of such Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in any section of the Disclosure Schedules shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All section or schedule references set forth in the Disclosure Schedules correspond to the respective sections set forth in this Agreement and any disclosures in the Disclosure Schedules that refer to a document are qualified in their entirety by reference to the full text of such document.

9.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

9.13 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The parties hereto agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision thereof, and each of the parties agrees that no party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Suit among any of the foregoing. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to,” unless otherwise specified; (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (g) the phrase “made available” or similar phrases shall mean such document or information has been provided to Buyer via email or uploaded to the Intralinks virtual data room entitled “Project Charles” on or prior to the Closing Date; and (h) all references to “$” and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided.

9.14 Conflicts of Interest; Privilege.

(a) If Seller so desires, and without the need for any consent or waiver by any Acquired Company or Buyer, Katten Muchin Rosenman LLP (“Katten”) shall be permitted to represent Seller after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Katten shall be permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Buyer, any Acquired Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement. Upon and after the Closing, the Acquired Companies shall cease to have any attorney-client relationship with Katten, unless and to the extent Katten is specifically engaged in writing by any such Acquired Company to represent such Acquired Company after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller consents in writing at the time to such engagement. Any such representation of any Acquired Company by Katten after the Closing shall not affect the foregoing provisions hereof.

(b) Buyer, for itself and its Affiliates (including the Acquired Companies), and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between Seller, any Acquired Company and any equity holder or Representative of Seller and/or their counsel, including Katten, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Suit arising under or in connection with, this Agreement or any of the transactions contemplated hereby, which, immediately prior to the Closing, would be deemed to be privileged communications of Seller, any Acquired Company, any equity holder of Seller, their respective Affiliates and/or their counsel, and would not be subject to disclosure to Buyer in connection with any Suit relating to a dispute arising under or in connection with this Agreement, the transactions contemplated hereby or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its Affiliates (including the Acquired Companies) nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates (including the Acquired Companies), shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Acquired Company or the business of any such Acquired Company.

9.15 Non-recourse. Subject to Section 9.4, this Agreement may only be enforced against, and any claim or Suit based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the parties hereto and their respective successors and assigns and/or, solely in the event of a breach of a Fundamental Representation set forth in Article IV or Article V of this Agreement or in the case of Fraud with respect to the representations and warranties set forth in Article IV or Article V of this Agreement, Lapmaster Group Holdings, including its Subsidiaries.

9.16 Prevailing Party. In the event of any Suit in connection with this Agreement or any Ancillary Document, the prevailing party(ies) in any such Suit shall be entitled to recover from the other party(ies) its costs and expenses, including reasonable legal fees and expenses.

9.17 Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing, Buyer, on its own behalf, and on behalf of each Acquired Company and any successors, assigns and Affiliates of any of the foregoing (collectively, the “Releasor Parties”), hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, Seller and each of Seller’s parents, Subsidiaries, divisions, Affiliates, predecessors, successors and assigns, and their present and former directors, officers, shareholders, members, managers, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (collectively, the “Releasees”) from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable (collectively, the “Claims” and each individually, a “Claim”), which any of the Releasor Parties, their respective successors, Affiliates and assigns, or anyone claiming through or under any of the Releasor Parties, ever had or now has, or may hereafter have or acquire, against any Releasee for or by reason of any matter, cause or thing whatsoever arising out of, or relating to, any Releasee’s prior ownership (directly or indirectly) of the equity of any Acquired Company, except that the release in this Section 9.17 will not be construed in any way to release the Releasees from any liability concerning representations, warranties, covenants and/or obligations of such Releasees under this Agreement.

9.18 Seller Release. Effective for all purposes, and contingent upon, the Closing, Seller acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges Buyer and each of the Acquired Companies (each a “Beneficiary”) and each of such Beneficiary’s respective Affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Equity Holder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time of the Closing and following the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support an Equity Holder Claim are known or should have been known, in each case, solely to the extent involving Seller’s capacity as a shareholder of the Company. In this Agreement an “Equity Holder Claim” shall mean: (i) any claim or right that exists immediately prior to Closing to receive any number of shares of the Acquired Companies other than the Equity Interests set forth herein; (ii) any claim or right to receive any portion of the consideration or any other form, amount or value of consideration, payable or issuable to Seller pursuant to the terms of this Agreement, other than as specifically set forth herein and pursuant to the terms hereof; or (iii) any claim with respect to the authority of the Seller (and/or each of the Acquired Companies) to enter into the transactions and the enforceability of the transactions hereunder. Notwithstanding the foregoing, the release in this Section 9.18 will not be construed in any way to release any Released Party from any liability concerning representations, warranties, covenants and/or obligations of such Released Party under this Agreement.

[Signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:

LAPMASTER WOLTERS LIMITED

By:
Name:
Title:

Lapmaster Group Holdings LLC (solely
with respect to Sections 7.6 and 9.15)

By:
Name:
Title:

[Signature Page to Equity Purchase Agreement]

BUYER:

Nano Dimension Ltd.

By:
Name:
Title:

[Signature Page to Equity Purchase Agreement]

SCHEDULE 1.1(a)

PERMITTED LIENS

Liens under that certain Credit Agreement, dated as of December 23, 2013, by and between Formatec Technical Ceramics B.V. and ABN AMRO Bank N.V.

EXHIBIT A

FORM OF ESCROW AGREEMENT

[see attached]

EXHIBIT B

ACCOUNTING MANUAL

[see attached]

EXHIBIT C

FORM OF TRANSFER DEED

[see attached]